UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended

Filed by the Registrant [x]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material under § 240.14a-12

FIRST COMMUNITY BANCSHARES, INC.

----------------------------------------------

(Name of Registrant as Specified in Its Charter)

Not Applicable

-----------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based on________

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

[  ]  Fee paid previously with preliminary materials.

[  ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

Notice of 2016 Annual Meeting of Stockholders

April 26, 2016, at 2:00 p.m. Eastern Daylight Time

Corporate Center

29 College Drive

Bluefield, Virginia 24605

March 15, 2016

To First Community Bancshares, Inc. Stockholders:

First Community Bancshares, Inc.’s Annual Meeting of Stockholders will be held at the Corporate Center, located at 29 College Drive, Bluefield, Virginia 24605, at 2:00 p.m. Eastern Daylight Time on Tuesday, April 26, 2016. Following a report of the Corporation’s banking and related business operations, stockholders will:

•	Vote on the election of two (2) directors to serve as members of the Board of Directors, Class of 2019;

•	Vote on ratification of the selection of the independent registered public accounting firm for 2016; and

•	Transact other business that may properly come before the meeting.

Stockholders of record at the close of business on March 1, 2016, will be entitled to vote at the Annual Meeting and any adjournments.

/s/Robert L. Schumacher

Robert L. Schumacher Secretary

IMPORTANT NOTICE

REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

APRIL 26, 2016.

The proxy materials for this Annual Meeting of Stockholders of First Community Bancshares, Inc., consisting of the proxy statement, annual report, and proxy card are available over the Internet at http://www.fcbinc.com.

All persons attending the 2016 Annual Meeting must present photo identification. Please follow the advance registration instructions on the last page of this proxy statement.

WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT TO FIRST COMMUNITY BANCSHARES, INC. YOU MAY VOTE BY THE FOLLOWING METHODS:

1.	By telephone: (800) 690-6903 until 11:59 p.m. Eastern Daylight Time on April 25, 2016; or

2.	On the Internet at http://www.proxyvote.com until 11:59 p.m. Eastern Daylight Time on April 25, 2016; or

3.	Complete, sign and return the enclosed proxy card as promptly as possible whether or not you plan to attend the Annual Meeting. An addressed return envelope is enclosed for your convenience.

FIRST COMMUNITY BANCSHARES, INC. ENCOURAGES STOCKHOLDERS TO SUBMIT THEIR PROXIES IN ADVANCE OF THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

First Community Bancshares, Inc.

29 College Drive

P. O. Box 989

Bluefield, Virginia 24605-0989

March 15, 2016

Dear Stockholder,

You are invited to attend the 2016 Annual Meeting of Stockholders of First Community Bancshares, Inc. (the “Corporation”) to be held on Tuesday, April 26, 2016, at 2:00 p.m. Eastern Daylight Time at the First Community Bancshares Corporate Headquarters located at 29 College Drive, Bluefield, Virginia.

The Annual Meeting will begin with a report of the Corporation’s operations. This report will be followed by discussion and voting on the matters set forth in the accompanying notice of Annual Meeting and proxy statement and discussion of other business matters properly brought before the meeting.

If you plan to attend the meeting, please follow the registration instructions on the last page of this proxy statement. All persons attending the 2016 Annual Meeting of Stockholders must present photo identification.

Whether or not you plan to attend, please ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, on the Internet, or by completing, signing, dating and returning your proxy card in the enclosed envelope.

Very truly yours,

/s/ William P. Stafford, II

William P. Stafford, II

Chairman of the Board

 i

PROXY STATEMENT

First Community Bancshares, Inc.

29 College Drive

P. O. Box 989

Bluefield, Virginia 24605

The Board of Directors of First Community Bancshares, Inc. (the “Corporation”) solicits the enclosed proxy for use at the Annual Meeting of Stockholders of the Corporation (the “Annual Meeting”), which will be held on Tuesday, April 26, 2016, at 2:00 p.m. Eastern Daylight Time at the Corporate Center, 29 College Drive, Bluefield, Virginia, and at any adjournment thereof.

The expenses of the solicitation of the proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy statement, proxy card, and return envelopes; the handling and tabulation of proxies received; and charges of brokerage houses and other institutions, nominees or fiduciaries for forwarding such documents to beneficial owners, will be paid by the Corporation. In addition to the mailing of the proxy materials, solicitation may be made in person, by telephone or by other means by officers, directors or employees of the Corporation.

This proxy statement and the proxies solicited hereby are being first sent or delivered to stockholders of the Corporation on or about March 17, 2016.

Voting

Shares of common stock (par value $1.00 per share) (“Common Stock”) represented by proxies in the accompanying form, which are properly executed and returned to the Corporation, will be voted at the Annual Meeting in accordance with the stockholder’s instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of the two (2) directors nominated by the Board of Directors and named in this proxy statement and FOR ratification of Dixon Hughes Goodman LLP as the Corporation’s independent registered public accounting firm.

Any stockholder may revoke his or her proxy at any time before it is voted. A proxy may be revoked at any time prior to its exercise by the filing of written notice of revocation with the Secretary of the Corporation, by delivering to the Corporation a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If your shares of Common Stock are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that institution, bring it with you to the Annual Meeting and submit it with your ballot in order to be able to vote your shares at the Annual Meeting.

The Board of Directors has fixed March 1, 2016, as the record date for stockholders entitled to notice of the Annual Meeting. Shares of Common Stock outstanding on the record date are entitled to be voted at the Annual Meeting, and the holders of record on the record date will have one vote for each share so held in the matters to be voted upon by the stockholders. Treasury shares are not voted. As of the close of business on March 1, 2016, the outstanding shares of the Corporation consisted of 17,757,153 shares of Common Stock.

The presence in person or by proxy of a majority of the shares of the Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast at a stockholders’ meeting with a quorum present. The two (2) persons who receive the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Annual Meeting will be elected directors of the Corporation. The ratification of the independent registered public accounting firm requires that the number of votes cast in favor of the proposal exceed the number of votes cast against. Abstentions and broker non-votes will have no effect on any of the proposals set forth in this proxy statement.

If the shares you own are held in “street name,” that is through a brokerage firm, bank, or other nominee, you may vote your shares by following the instructions provided by the nominee. As the record holder of your shares, your nominee is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions provided to you by your nominee, many of which offer the option of voting online or by telephone. Under the current rules of the New York Stock Exchange, or NYSE, and the NASDAQ Stock Market LLC or NASDAQ, if you do not give instructions to your nominee, it will only be able to vote your shares for the ratification of the independent registered public accounting firm and it will not be able to vote your shares for the election of directors.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors is comprised of eight (8) directors, including seven (7) non-management directors, currently divided into three (3) classes with staggered terms: the class of 2016, consisting of two (2) directors; the class of 2017, consisting of three (3) directors; and the class of 2018, consisting of three (3) directors. The two (2) directors from the class of 2016 are both nominated for re-election at the 2016 Annual Meeting. The two (2) directors elected will become the class of 2019, and will serve until the 2019 Annual Meeting.

In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for an alternate nominee designated by the present Board of Directors to fill the vacancy. In the event that more than two (2) persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below, or for any alternates nominated by the Board. All nominees named herein have consented to be named and to serve as directors if elected.

No director or executive officer of the Corporation is closely related to any other director or executive officer of the Corporation by blood, marriage or adoption, except for Mr. Stafford who is the father of Mr. Stafford, II.

A table of each director and nominee, including his or her age; the applicable director class, which is based upon the year in which his or her term of service expires; and title, is set forth below. A biography describing each director’s and nominee’s qualifications and business background is set forth below the table. The Corporation does not know of any reason why any nominee would be unable to serve as a director.

Members of the Corporation’s Board of Directors are expected to have the appropriate skills and characteristics necessary to function in the Corporation’s current operating environment and contribute to its future direction and strategies. These include legal, financial, management and other relevant skills. In addition, the Corporation looks to achieve a diversified Board, including members with varying experience, age, perspective, residence and background.

Name and Title	Age	Director of Corporation Since	Class of Directors
W. C. Blankenship, Jr., Director	65	2012	2018
C. William Davis, Director	68	2015	2017
Samuel L. Elmore, Director Nominee	69	2013	2016
Richard S. Johnson, Director Nominee	66	2008	2016
I. Norris Kantor, Director	86	1989	2018
Michael Adam Sarver, Director	39	2015	2017
William P. Stafford, Director	82	1989	2017
William P. Stafford, II, CEO and Director	52	1994	2018

NOMINEES FOR THE CLASS OF 2019

Samuel L. Elmore, Former Chief Credit Officer and Senior Vice President, First Community Bank, Beckley, West Virginia.

Mr. Elmore received a Bachelor of Science degree in Business Management and Marketing in 1970 from the University of Charleston. Prior to joining First Community Bank, Mr. Elmore served as Executive Vice President, Citizens Southern Bank, Inc., Beckley, West Virginia; President and Chief Executive Officer, Bank One, Beckley, West Virginia; Vice President, Key Centurion Bancshares, Huntington, West Virginia; and President and Chief Operations Officer, Beckley National Bank, Beckley, West Virginia. Mr. Elmore currently serves on the Boards of First Community Bank and the Raleigh County Commission on Aging. Mr. Elmore previously served on the Boards of The United Way of Beckley, Beckley Area Foundation, Raleigh General Hospital and VACHA.

Mr. Elmore’s relevant experience qualifying him for service as a director includes: more than forty (40) years of experience in the community banking industry, including service as an auditor and managing the Corporation’s Credit Administration Department; prior experience with acquisitions and mergers; and a variety of offices held with increasing management responsibilities during his banking career.

Richard S. Johnson, Chairman, President and Chief Executive Officer, The Wilton Companies, Richmond, Virginia.

Mr. Johnson earned a Bachelor of Science in Business Administration degree from the University of Richmond, Richmond, Virginia in 1973, with concentrations in Economics and Finance, and graduated with a Master of Science degree from Virginia Commonwealth University, Richmond, Virginia in 1977, with a concentration in Real Estate and Urban Land Development.  Mr. Johnson has been the President and Chief Executive Officer of The Wilton Companies, a real estate investment, development, brokerage and management group of companies, since 2002. He assumed the role of Chairman of The Wilton Companies in 2010.  Prior to joining The Wilton Companies, Mr. Johnson served as President of Southern Financial Corp. of Virginia from 1985 to 2002 and Chairman of the Board of Southern Title Insurance Corporation from 1980 to 1985.  Mr. Johnson currently serves as a Director of First Community Bank; The Wilton Companies; Fidelity Group, LLC; and the City of Richmond Economic Development Authority, where he previously held the seat of Chairman.  Mr. Johnson also serves as the Assistant Treasurer and Director Emeritus of Ducks Unlimited, Inc. and is a Emeritus Trustee of the Board of Trustees for the University of Richmond. He has previously served as a director of the State Fair of Virginia, the Children’s Museum of Richmond, Ducks Unlimited Canada, and Landmark Apartment Trust of America.

Mr. Johnson’s relevant experience qualifying him for service as a director includes: long-range planning, various aspects of mortgage underwriting, marketing and mortgage portfolio servicing; previously chairing the Economic Development Authority of the City of Richmond, Virginia; past service as a director and Finance Committee member of Ducks Unlimited, Inc. and Ducks Unlimited Canada; state and national offices with Ducks Unlimited, Inc., including Assistant Treasurer and member of the Finance and Audit Subcommittee; and previous service as a director and Audit Committee member of the Apartment Trust of America.

Your Board recommends a vote FOR the nominees set forth above.

INCUMBENT DIRECTORS

W. C. Blankenship, Jr., Former State Farm Insurance Agent, Tazewell, Virginia.

Mr. Blankenship received his Bachelor of Science degree in 1972 from Appalachian State University and served as a successful insurance agent for State Farm from 1976 until 2013. Mr. Blankenship joined First Community Bank in July 1996 following its acquisition of Citizens Bank of Tazewell, Inc. He was appointed to the Citizens Bank Board of Directors during its formation in 1981 and was instrumental in establishing that bank, eventually serving as Chairman of the Board from 1984 through its acquisition by First Community Bank.

Mr. Blankenship’s relevant experience qualifying him for service as a director includes: more than thirty-six (36) years of expertise and knowledge in insurance products and services and more than thirty-two (32) years of bank board service.

C. William Davis, Attorney, Richardson & Davis, PLLC, Bluefield, West Virginia.

Mr. Davis was appointed to serve on the Board on August 25, 2015. Mr. Davis graduated from the Virginia Military Institute in 1970, with a Bachelor of Science degree in Civil Engineering and from Washington & Lee School of Law in 1973, with a Juris Doctor degree. Mr. Davis is a member of Richardson & Davis, PLLC and practices law, primarily in the areas of civil litigation, commercial transactions, trusts and estates, and banking. Mr. Davis has served as a Director of the Corporation’s banking subsidiary since 1990 and a predecessor bank from 1987 to 1990. Mr. Davis has served as a Director for a variety of business and professional organizations in the region, including Bluefield Supply Company, Flat Top Insurance Agency, the Defense Trial Counsel of West Virginia, Inc., and the West Virginia State Bar Board of Governors.

Mr. Davis’ relevant experience qualifying him for service as a director includes: a broad range of business, legal, banking, and regulatory related issues encountered in the practice of law; extensive civic and community service; and twenty-eight (28) years of board service in the banking industry.

I. Norris Kantor, Of Counsel, Katz, Kantor, Stonestreet & Buckner, PLLC, Princeton and Bluefield, West Virginia.

Mr. Kantor received a Bachelor of Arts degree in 1953 from the Virginia Military Institute and received a Juris Doctor degree in 1956 from the College of Law at West Virginia University. Mr. Kantor has practiced law for more than fifty (50) years and is currently Of Counsel with the law firm of Katz, Kantor, Stonestreet & Buckner, PLLC. He served as a Judge Advocate USAF from 1956 to 1958. Mr. Kantor is a director of Mercer Realty Inc., a real estate management company, and Gomolco, Inc., a real estate holding company. Mr. Kantor currently serves in the following leadership capacities: Board member of the Bluefield State College Board of Governors, New River Parkway Authority, and the Bluefield Development Authority; and Board member and Secretary of Bluefield State College Research and Development Corp. Mr. Kantor is also a former member and Chair of the West Virginia Ethics Commission and former Board member of the Bluefield State College Foundation and New River Community College Board of Governors.

Mr. Kantor’s relevant experience qualifying him for service as a director includes: a wide range of legal and business experience gained during his more than fifty (50) years as a practicing attorney; his legal work dealing with the issuance and refunding of numerous utility bonds; his ability to understand complex business, legal and financial topics; and twenty-six (26) years of service as a member of the board of directors of financial service organizations.

Michael Adam Sarver, Real Estate Developer, Businessman, Princeton, West Virginia

Mr. Sarver was appointed to serve on the Board on August 25, 2015. Mr. Sarver received his Bachelor of Science Degree in Communication Studies in 2000 from West Virginia University. Mr. Sarver has served on the Board of Directors of the Corporation’s banking subsidiary since 2014. He manages and owns several businesses in Southern West Virginia including Main Street Builders, LLC, Eastern Door & Glass, LLC and Clover Leaf Properties, LLC, which are focused on real estate development coupled with residential and commercial construction and development. Mr. Sarver has served as a Director for a variety of businesses, civic and charitable organizations in the region, including the Salvation Army and the First United Methodist Church.

Mr. Sarver’s relevant experience qualifying him for service as a director includes: a broad range of business, financial and related experience associated with operating multiple business interests, extensive civic and community service, and service on a variety of boards.

William P. Stafford, President, Princeton Machinery Service, Inc., Princeton, West Virginia.

Mr. Stafford is President, Director, and Chairman of Princeton Machinery Service, Inc., a machine repair business which he founded and has successfully operated for over forty (40) years. Mr. Stafford serves as Director and President of the H. P. and Anne S. Hunnicutt Foundation, Inc. and Melrose Enterprises, Ltd., and is a Director for the Corporation’s banking subsidiary. He is a member of Stafford Farms, LLC. Mr. Stafford previously served as a Delegate of the West Virginia Legislature and as a member of the West Virginia Natural Resources Commission, the Mercer County Airport Authority, the Princeton-Mercer County Chamber of Commerce, the West Virginia Farm Bureau, and the Mercer County, West Virginia Economic Development Authority. Mr. Stafford has served on numerous civic and community service boards and commissions.

Mr. Stafford's significant business and banking experience qualify him for service as a director. In addition, his state government service, extensive civic and community service, and more than twenty-six (26) years of board service for the Corporation provide additional qualifications.

William P. Stafford, II, Chief Executive Officer, First Community Bancshares, Inc., Bluefield, Virginia and Attorney, Brewster, Morhous, Cameron, Caruth, Moore, Kersey & Stafford, PLLC, Bluefield, West Virginia.

Mr. Stafford is a graduate of Virginia Polytechnic Institute and State University, Blacksburg, Virginia, and holds a Bachelor of Science degree in Mechanical Engineering. He received his Juris Doctor, cum laude, from Washington & Lee University School of Law, Lexington, Virginia. Mr. Stafford has served as Chief Executive Officer of the Corporation since his appointment by the Board in August 2013. Mr. Stafford is a member of Brewster, Morhous, Cameron, Caruth, Moore, Kersey & Stafford, PLLC, and practices law on a limited basis primarily in the areas of commercial transactions, banking, creditor’s rights, and creditor bankruptcy. He currently serves as Chairman of the Board of the Corporation. Mr. Stafford serves as Director and Corporate Secretary of the H. P. and Anne S. Hunnicutt Foundation, Inc., Princeton Machinery Service, Inc., and Melrose Enterprises, Ltd. He is a member of Stafford Farms, LLC, Vermillion Development, LLC, and Walnut Hill, LLC, which include real estate and agricultural holdings. Mr. Stafford is a partner in Legal Realty, A Partnership. Mr. Stafford previously served as a member of the West Virginia Infrastructure and Jobs Development Council. Mr. Stafford previously served as a council member and Mayor of the City of Princeton, West Virginia. Mr. Stafford has served, and continues to serve, on numerous civic and community service boards and commissions.

Mr. Stafford’s relevant experience qualifying him for service as a director includes: a broad range of regulatory, business, legal and banking related issues encountered in the practice of law; extensive state and municipal government service; extensive civic and community service; and twenty-two (22) years of board service for the Corporation.

Changes to Composition of the Board of Directors in 2015. On May 25, 2015, long-standing Director Frank P. Hall passed away. Due to Mr. Hall’s passing, and in consideration of the composition of the Board in general (including the ratio of independent to non-independent directors and the possibility of future retirements), the Board determined that it was in the best interest of the Corporation to increase its current number of Directors. Accordingly, as authorized by Section 3.3 of the Bylaws of the Corporation, on August 25, 2015, the Board fixed its current number of Directors at eight (8) and appointed Michael Adam Sarver and C. William Davis to serve as Directors in the Class of 2017. The Board believes that Director Sarver and Director Davis, both of whom were selected after diligent search and recruitments efforts, add substantial depth and talent to the Board.

Director Qualifications and Experience

The following table identifies the experience, qualifications, attributes and skills that the Board considered in making its decision to appoint and nominate directors to the Corporation’s Board. This information supplements the biographical information provided above. The vertical axis displays the primary factors reviewed by the Governance and Nominating Committee in evaluating a Board candidate.

		Blankenship, Jr.	Davis	Elmore	Johnson	Kantor	Sarver	Stafford	Stafford, II
Experience, Qualifications, Skills or Attributes
Professional standing in chosen field		X	X	X	X	X	X	X	X
Expertise in financial services or related industry		X	X	X	X	X		X	X
Audit Committee Financial Expert (actual or potential)					X		X
Civic and community involvement		X	X	X	X	X	X	X	X
Other public company experience (current or past)					X
Leadership and team building skills		X	X	X	X	X	X	X	X
Diversity of experience, professions, skills, geographic representation and backgrounds		X	X	X	X	X	X	X	X
Specific skills/knowledge:
-	Finance	X	X	X	X	X	X	X	X
-	Technology		X				X		X
-	Marketing	X		X	X		X
-	public affairs	X	X	X	X	X	X	X	X
-	human resources	X	X		X	X	X		X
-	Governance	X	X	X	X	X	X	X	X

NON-DIRECTOR EXECUTIVE OFFICERS

Executive officers who are not directors of the Corporation, including their title, age and date they became an officer of the Corporation are set forth in the chart below, which is followed by a brief biography describing each named executive’s business experience.

Name and Title	Age	Executive of Corporation Since

Gary R. Mills, President of Corporation and Chief Executive Officer of First Community Bank	48	2007
David D. Brown, Chief Financial Officer of Corporation and First Community Bank	41	2006
Martyn A. Pell, President of First Community Bank	39	2013
E. Stephen Lilly, Chief Operating Officer of Corporation, Executive Vice President and Chief Operating Officer of FIrst Community Bank	57	2000
Robert L. Schumacher, General Counsel and Secretary of Corporation, Senior Vice President, General Counsel and Secretary of First Community Bank	65	2001

Gary R. Mills, President of the Corporation and Chief Executive Officer of First Community Bank.

Mr. Mills has served as President of the Corporation and Chief Executive Officer (“CEO”) of First Community Bank since August 31, 2013, and has been employed by the Corporation and/or one of its subsidiaries since 1998. Mr. Mills served as Chief Executive Officer of the Princeton Division of First Community Bank from 1998 until 2005; Senior Vice President of Credit Administration from 2005 to 2006; and most recently as Chief Credit Officer of the Corporation from 2007 until his appointment as President and Chief Executive Officer. Mr. Mills is a Certified Public Accountant and holds a Bachelor of Science degree in Business Administration with a concentration in Accounting from Concord University.

David D. Brown, Chief Financial Officer of the Corporation and First Community Bank.

Mr. Brown has been Chief Financial Officer (“CFO”) of the Corporation and First Community Bank since May 2006, and has been employed by the Corporation and/or one of its subsidiaries since 2005. Prior to joining the Corporation, Mr. Brown served in various positions including Corporate Auditor of United Bankshares, Inc. from 1999 to 2005. From 1997 to 1999, Mr. Brown practiced in the field of public accounting, concentrating his work on tax, accounting, and auditing across a variety of industries. Mr. Brown is a Certified Public Accountant and holds Master of Public Accountancy and Bachelor of Science degrees from West Virginia University.

Martyn A. Pell, President of First Community Bank.

Mr. Pell has served as President of First Community Bank since August 31, 2013, and has been employed by the Corporation and/or one of its subsidiaries since 1993. Prior to his current position, Mr. Pell worked in a plethora of business units, including but not limited to accounting, internal audit, credit administration, and commercial lending. He has also previously served as the Chief Financial Officer for Greenpoint Insurance Group, a subsidiary of the Corporation. Mr. Pell holds a Bachelor of Science degree in Business Administration from West Virginia University, where he graduated magna cum laude, and a Master of Business Administration degree from Wake Forest University.

E. Stephen Lilly, Chief Operating Officer of the Corporation, Executive Vice President and Chief Operating Officer of First Community Bank.

Mr. Lilly has been Chief Operating Officer (“COO”) of the Corporation and First Community Bank since June 2000. Mr. Lilly has been employed by the Corporation and/or one of its subsidiaries since 1997. Mr. Lilly has also served in a variety of banking positions and capacities with the Corporation and other banking organizations where he supervised and managed a number of operational elements, implemented new technologies, and successfully migrated and consolidated bank operations and data. Mr. Lilly also has significant experience in process engineering and customer service management.

Robert L. Schumacher, General Counsel and Secretary of the Corporation and Senior Vice President, General Counsel, and Secretary of First Community Bank.

Mr. Schumacher has served as General Counsel of the Corporation and First Community Bank since 2005. He has also served as Senior Vice President and Secretary of First Community Bank since 2001. Mr. Schumacher served as the Corporation’s CFO and Senior Vice President – Finance from 2001 until 2005. In addition, Mr. Schumacher has previously led First Community Bank’s Trust and Financial Services Division in the capacity of Senior Vice President and Senior Trust Officer. Prior to joining the Corporation in 1983, Mr. Schumacher engaged in the private practice of law in Princeton, West Virginia. Mr. Schumacher is a Certified Public Accountant, a Certified Financial Planner, is licensed to practice law, and holds a Juris Doctor degree from West Virginia University.

CORPORATE GOVERNANCE

Corporate Governance Guidelines. The Board regularly reviews corporate governance developments and considers modifications to its governance charter to clarify and augment the Board’s processes, including those relating to risk oversight.

The Board’s Role in Risk Oversight. The Board of Directors believes that each member has a responsibility to monitor and manage risks faced by the Corporation. At a minimum, this requires members of the Board of Directors to be actively engaged in Board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors. Furthermore, because the banking industry is highly regulated, certain risks to the Corporation are monitored by the Board of Directors through its review of the Corporation’s compliance with regulations set forth by its regulatory authorities, including recommendations contained in regulatory examinations.

Because the Corporation believes risk oversight is a responsibility for each member of the Board of Directors, it does not concentrate the Board’s responsibility for risk oversight in a single committee. Instead, each committee concentrates on specific risks for which it possesses expertise, and each committee regularly reports to the Board of Directors on its findings. For example, the Audit Committee regularly monitors the Corporation’s exposure to certain reputational risks by establishing and evaluating the effectiveness of its programs to report and monitor fraud and by monitoring the Corporation’s internal controls over financial reporting. The Corporation’s Compensation and Retirement Committee monitors risks associated with the design and administration of the Corporation’s compensation.

The Board’s role in risk oversight of the Corporation is consistent with the Corporation’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Corporation’s risk exposure, and the Board and its committees providing oversight in connection with those efforts.

Independence of Directors

The Board of Directors annually reviews the relationships of each of its members with the Corporation to determine whether each director is independent. This determination is based on both subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules. Based on these criteria, the Board of Directors determined that the following nominees and current members of the Board of Directors are independent: W. C. Blankenship, Jr.; C. William Davis; Richard S. Johnson; I. Norris Kantor; and Michael Adam Sarver. Mr. Stafford, II is not independent because he is an executive officer of the Corporation. Mr. Stafford is not independent solely because he is a Family Member, as defined in the NASDAQ Market Rules, of Mr. Stafford, II. Although neither an Executive Officer nor family member of an Executive Officer, Mr. Elmore cannot be considered independent until June 1, 2016, as he was employed in a part-time consulting capacity by First Community Bank, the Corporation’s wholly owned banking subsidiary, during 2013 in the Raleigh County, West Virginia market.

The NASDAQ listing standards contain additional requirements for members of the Audit Committee, the Compensation and Retirement Committee and the Governance and Nominating Committee. All of the directors serving on the Audit Committee and Compensation and Retirement Committee are independent under the additional requirements applicable to such committees. All three (3) members of the Governance and Nominating Committee are independent since the appointment of Mr. Sarver in October 2015. Mr. Sarver was appointed to replace Mr. Elmore, who was serving pursuant to the exceptional and limited circumstances exemption under NASDAQ Rule 5605(e)(3).

The Board considered the following relationship in evaluating the independence of the Corporation’s Directors and determined that this relationship does not constitute a material relationship with the Corporation and satisfies the standards for independence:

Director Johnson serves as Chairman, President and CEO of The Wilton Companies. The Wilton Companies are comprised of three (3) entities under common management. During 2015, an affiliate of the Corporation leased office space from one (1) of these entities. Director Johnson holds an equity ownership in this entity. The annual lease payments did not exceed the greater of five percent (5%) of The Wilton Companies’ and its subsidiaries’ consolidated revenues for 2015 or $200,000, and therefore, the relationship satisfied the standards for independence.

The Board of Directors and Board Meetings

Board Leadership Structure. William P. Stafford, II currently serves as CEO of the Corporation and as Chairman of the Board of Directors. The role of the CEO is to set the strategic direction for the Corporation and manage its performance, while the Chairman of the Board is tasked with setting the agenda for Board meetings and presiding over meetings of the Board. The Board of Directors believes combining the roles of CEO and Chairman of the Board is in the best interests of the Corporation at this time, as doing so best positions the Corporation to carry out its strategic plan for core growth; increases value for shareholders; provides for greater accountability and transparency; enhances oversight of operations; and provides for greater Board involvement. W. C. Blankenship is the Lead Independent Director and serves as Chairman of regularly convened meetings of the Independent Directors.

Standards of Conduct. All directors, officers and employees of the Corporation must act ethically at all times and in accordance with the policies comprising the Corporation’s Standards of Conduct (the “Code”), which is available at the Corporation’s website (www.fcbinc.com). Certification of compliance with the Code is required on an annual basis. Only the Board of Directors may waive a provision of the Code for directors and executive officers and will only do so for just cause in an instance where the underlying ethical objective will not be violated. No waivers were granted to any director or officer during 2015. Amendments to the Code will be published on the Corporation’s website, as required by SEC rules. If an actual or potential conflict of interest arises for a director, the director must promptly inform the Board.

Communicating Concerns to Directors. The Audit Committee and the non-management directors have established procedures to enable any employee who has a concern about the Corporation’s conduct, policies, accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board through an e-mail or written notification directed to the Chairman of the Audit Committee. Such communications may be confidential or anonymous. A notification explaining how to submit any such communication is provided to all new employees during orientation, is available in the employee handbook and on the Corporation’s Intranet, and can be found posted on bulletin boards at each location of the Corporation and its subsidiaries. The status of any outstanding concern is reported to the non-management directors of the Board periodically by the Chairman of the Audit Committee.

Stockholder Communications. Stockholders may communicate with all or any member of the Board of Directors by addressing correspondence to the Board of Directors or to the individual director. Stockholders may address such communication to Secretary, First Community Bancshares, Inc., P. O. Box 989, Bluefield, Virginia 24605-0989, and all communications so addressed will be forwarded to the Chairman of the Board of Directors or to the individual director to whom such correspondence is directed, without exception.

Board Meetings. In 2015, the Board of Directors held nine (9) regular meetings as well as one (1) meeting held jointly with the Bank board. No member attended fewer than seventy-five percent (75%) of the Board meetings or committee meetings on which the member sits. Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the director’s duties and to attend all regularly scheduled Board, committee, and stockholder meetings. It is the Board’s policy that the directors should attend the Annual Meeting absent exceptional circumstances. All current directors attended the 2015 Annual Meeting.

Board Committees

The Board of Directors has four (4) standing committees: the Audit Committee, the Executive Committee, the Compensation and Retirement Committee (the “CRC”), and the Governance and Nominating Committee. For each of these committees, except the Executive Committee, the Board of Directors has adopted a written charter, a current copy of which is available for review and/or printing on the Corporation’s website at www.fcbinc.com.

Audit Committee. The members of the Audit Committee are Director Blankenship, who chairs the Committee; Director Johnson; and Director Sarver. The Board has determined that Mr. Johnson is the Audit Committee financial expert. The Audit Committee is primarily concerned with the integrity of the Corporation’s financial statements, the independence and qualifications of the independent registered public accounting firm and the performance of the Corporation’s internal audit function and independent registered public accounting firm. Its duties include: (1) selection and oversight of the independent registered public accounting firm; (2) review of the scope of the audit to be conducted by the independent registered public accounting firm, as well as the results of their audit; (3) oversight of the Corporation’s financial reporting activities, including the annual report, and the accounting standards and principles followed; (4) discussion with management of its risk assessment and management policies, including risk relating to the financial statements and financial reporting process and the steps taken by management to monitor and mitigate such risks; (5) approval of audit and non-audit services provided to the Corporation by the independent registered public accounting firm; and (6) review of the organization and scope of the Corporation’s internal audit function and its disclosure and internal controls. The Audit Committee held eight (8) meetings during 2015. The Audit Committee’s report is on page 31.

Executive Committee. The members of the Executive Committee are Director Stafford II, who chairs the Committee; Director Blankenship; Director Davis; Director Elmore; Director Johnson; Director Kantor; Director Sarver; and Director Stafford. The Executive Committee did not meet in 2015. The Committee, subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board to act between meetings of the Board, except for certain matters reserved to the Board by law.

Compensation and Retirement Committee. The members of the CRC are Director Johnson, who chairs the Committee; Director Blankenship; and Director Kantor. The CRC’s primary duties and responsibilities are to: (1) review, evaluate and determine annually the executive officers’ and directors’ compensation and the corporate goals and objectives relevant thereto, and to evaluate the executive officers’ performance in light of such goals and objectives; (2) review and evaluate all compensation decisions otherwise made by the President and CEO; (3) review, evaluate and determine all incentive and equity-based awards; (4)  review organizational systems and plans relating to management development and succession planning; and (5) review and discuss with management the proxy statement’s Compensation Discussion and Analysis and produce the CRC report. The CRC does not delegate any of its responsibilities to subcommittees. The CRC held six (6) meetings in 2015. The CRC’s report is on page 18.

Compensation and Retirement Committee Interlocks and Insider Participation. None of the members of the CRC are or were formerly officers or employees of the Corporation or any of its subsidiaries. Finally, none of the executive officers of the Corporation served on any compensation committee or any board of directors of another company, of which any of the Corporation’s Board members was also an executive officer.

Governance and Nominating Committee. The members of the Governance and Nominating Committee are Director Blankenship, who chairs the Committee; Director Kantor; and Director Sarver. All three members of the Committee are independent. The Committee’s responsibilities include the selection of director nominees for Board service and the development and review of governance guidelines. The Committee also: (1) oversees evaluations of the Board, as well as director performance and Board dynamics; (2) makes recommendations to the Board concerning the structure and membership of Board committees; and reviews, approves, and ratifies transactions with related persons. This Committee held six (6) meetings in 2015.

Director Candidates, Qualifications and Diversity. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Governance and Nominating Committee considers a number of criteria, including, without limitation, the candidate’s integrity, business acumen, age, experience, commitment, diligence, geographic representation, conflicts of interest and ability to act in the interests of all stockholders. The Governance and Nominating Committee believes diversity should be considered in the director identification and nomination process. The Governance and Nominating Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. The Corporation believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The diversity of the Board is evaluated on a continuing basis by assessing whether varying viewpoints are routinely presented, evaluating the individual performance and contributions of each Director, and ensuring that varying perspectives are presented on key issues.

The Committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Governance and Nominating Committee, c/o Secretary of First Community Bancshares, Inc., P. O. Box 989, Bluefield, Virginia 24605-0989. The Corporation believes that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. The Committee also considers candidates recommended by current directors, officers, employees and others. The Committee evaluates all nominees for director in the same manner and typically bases its initial review on any written materials submitted with respect to the candidate.

Meetings of Non-management Directors. The non-management directors met without any management director or employee present on at least three (3) occasions in 2015.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis explains the Corporation’s compensation program as it applies to the executive officers named in the Summary Compensation Table on page 19, who we refer collectively to as the “named executive officers,” as well as other employees included in any incentive compensation program. This discussion and analysis should be read in conjunction with the Summary Compensation Table, its accompanying footnotes, and the additional tables and narrative disclosure that follows the Summary Compensation Table. The named executive offers of the Corporation presently serve without compensation from the Corporation. They are, however, compensated by the Bank for services rendered.

Compensation Philosophy and Objectives

The goal of the Corporation’s compensation program is to retain and reward executive officers who create long-term value for stockholders through consistent financial and operating performance coupled with strong leadership. This overriding objective affects all elements of the compensation program. In addition, the Corporation desires to become the employer of choice and to be viewed as a model of best practices for executive compensation, with the overall objective of aligning each executive’s long-term interests as closely as possible with those of stockholders and motivating high performing executives to continue with the Corporation for long, productive careers.

Administration of the Executive Compensation Program

The CRC meets as often as necessary to perform its duties and responsibilities. The CRC met six (6) times during calendar year 2015. The CRC typically meets with the Chief Executive Officer and President of the Corporation and, when appropriate, with legal counsel and/or outside compensation advisors selected and retained by the committee. The CRC also regularly meets in executive session without the presence of management.

The CRC annually reviews the Compensation and Retirement Committee Charter and all incentive plans used throughout the Corporation in all business lines. In this review of the incentive plans, the Committee makes a determination of whether the plans, individually or collectively, encourage excessive risk taking, whether each of the plans have reasonable limits and caps, and whether the overall structure of the incentive plans are aligned with the interests of the stockholders.

The CRC receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the CRC, as well as materials the CRC has specifically requested. Management plays a significant role in the compensation setting process. The most significant aspects of management’s role are: evaluating the performance of the senior executive officers; establishing business performance targets and objectives for individual executives other than the Chief Executive Officer and President; and recommending salary levels and other terms of employment for individual executives other than the Chief Executive Officer and President.

The CRC meets in executive session each year to evaluate the performance of the Chief Executive Officer and President, to set performance objectives for the Chief Executive Officer and President, and to set base compensation for the Chief Executive Officer and President. In addition, the CRC meets in executive session each year to review performance evaluations of the named executive officers, to approve any annual incentive compensation for the current fiscal year, to approve base compensation for the named executive officers for the next calendar year, and to consider and approve any grants of long term retention and equity compensation for all employees.

Considerations Used to Determine Compensation

Below is a summary of factors considered by the CRC in setting compensation for named executive officers. The CRC performed its evaluation of compensation in light of the executive’s performance, the Corporation’s performance, the current economic environment, and the Corporation’s long-standing practice of prudent executive compensation administration.

Emphasis on Consistent and Sustained Performance. The Corporation’s compensation program provides pay opportunities for those executives demonstrating superior performance for sustained periods. Each of the named executives has served the Corporation for many years, and each has held diverse positions with growing levels of responsibility. Relative compensation reflects previous contributions and anticipated future contributions to the Corporation’s long-term success. In evaluating sustained performance, the Corporation also gives weight to the relative performance of each executive in his or her particular industry segment or function. The CRC also uses its judgment in determining named executive compensation adjustments and incentive awards, if any. This long-term view has the effect of encouraging executives to focus on sustaining acceptable, long-term financial performance.

Importance of Corporation Results. The CRC places substantial weight on the Corporation’s overall financial success, including achievement of short and long-term strategic goals and annual financial results. The CRC is of the opinion that the named executives share the responsibility of supporting the Corporation’s overriding goals and objectives as part of the management team.

Judgment Versus Formula-Driven. The CRC does not use formulas in determining the level or mix of compensation. It evaluates a wide range of quantitative and qualitative factors, which include consistency in reaching targeted goals, the ability to perform in both good and challenging economic times, a history of integrity, evidence that the executive uses good judgment, and his or her ability to lead and create future value for the Corporation.

Risk Considerations in the Compensation Program. The CRC views the Corporation’s compensation program with a long-term focus. Under the program, the greatest amount of compensation can be achieved over long periods of time through sustained superior performance. The Corporation believes this provides a strong incentive to manage the Corporation for the long term with a clear message to avoid excessive risk in the near term. The CRC maintains full discretion to adjust compensation based upon performance and adherence to the Corporation’s values.

In 2015, the CRC continued its extensive review of the relationship between risk management and incentive compensation to ensure that incentive compensation does not encourage unnecessary or excessive risks. The CRC reviewed the incentive compensation arrangements for the Corporation’s named executives and other top executives in various manners to ensure that their incentive compensation arrangements do not encourage them to take unnecessary and excessive risks that threaten the value of the Corporation. The CRC concluded that the Corporation’s compensation policies and practices do not encourage excessive or inappropriate risk and instead encourage behaviors that support sustainable long-term value creation. For instance, the CRC does not use highly leveraged, short-term incentives that drive high risk investments at the expense of long-term company value. Rather, the Corporation’s annual incentive compensation is based on balanced performance metrics that promote disciplined progress focused on longer-term goals.

Future Compensation Opportunity. The CRC intends to continue to provide a mix of different compensation elements. The CRC believes that each named executive should have a portion of his or her compensation be contingent upon how well the Corporation operates and how well its stock performs in the long run.

Use of Compensation Consultants. The President and CEO of the Corporation provide the CRC with a performance assessment and compensation recommendation for each of the executive officers of the Corporation. Because of the enhanced level of regulation and scrutiny on executive compensation, the CRC exercises its authority to retain independent compensation consultants, as needed, to provide technical advice and information related to compensation for all employees of the Corporation. In 2015, the CRC directly engaged Mathews, Young - Management Consulting (“Mathews Young”) to provide compensation analysis and best practices advice regarding base and incentive compensation for employees of the Corporation and the Board of Directors. The consultant’s primary functions were to (1) assist in ensuring that any proposed compensation structure was compliant with best governance practices and does not impose excessive risk and (2) assist in ensuring that any proposed compensation was reasonable and that no proposed compensation level was excessive in comparison to peers. The CRC does not target specific compensation levels within this group of peer institutions, but rather uses the comparative data as a reference tool after determining the types and amounts of compensation based upon the CRC’s own evaluation.

Matthews Young did not propose any specific compensation calculation, structure, or amount and Mathews Young was not retained to provide any other services to the Corporation. Retention of Mathews Young by the CRC raised no conflicts of interest.

Components of Executive Compensation

The principal components of the executive compensation program are:

●

Base Compensation. The amount of base compensation for each named executive depends upon the scope of the executive’s duties, his or her individual performance, length of service, and his or her leadership ability. Current salary impacts decisions regarding salary adjustments relative to peers (within and outside the Corporation). Base compensation is paid in the form of cash at regular payroll intervals along with all other employees of the Corporation and is reviewed annually.

●

Annual Incentive Compensation. For each named executive officer, the CRC may award discretionary cash and/or restricted stock incentive compensation based upon the previous year’s performance as evaluated by the CRC, Chief Executive Officer, and the President (except the Chief Executive Officer and the President do not participate in their own incentive determinations).

●

Long-Term Retention and Equity Compensation. The Corporation’s equity incentive program is designed to reward long-term performance, retain named executives, and align executives’ interests with those of stockholders. The CRC uses stock options and stock awards which are designed to deliver reasonable, but meaningful, equity interests in the Corporation.

The CRC attempts to balance the various elements of compensation among annual base compensation (current cash payments), annual incentive awards (when appropriate), and long-term retention and equity awards. In addition to these principal components, the compensation program also includes employment contracts, change in control agreements, deferred compensation elections, retirement plans, a bank owned life insurance program, a supplemental executive retirement plan and other perquisites and benefits, each of which are discussed in this Compensation Discussion and Analysis with respect to the named executive officers.

Base Compensation. Named executive officers receive base compensation in the form of a base salary. Levels of base salary are established annually under a program intended to maintain parity among the Corporation’s and bank’s executive officers based on levels of responsibility and with the competitive market for executives in comparable positions. Base salary is a critical element of executive compensation because it provides executives with a base level of monthly income. In determining base salaries, the CRC considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at competitive companies, internal pay equity, and the tax deductibility of base salary.

Based on the above criteria, as well as compensation data provided by the CRC’s independent compensation consultant, the Chief Executive Officer and President recommend base salaries for all named executive officers to the CRC for their consideration, except with respect to their own base compensation. The CRC then considers and approves or declines base salary adjustments for all named executive officers. Based on the above criteria, the CRC also adjusts base salary for the Chief Executive Officer and President.

Prior to appointment to their present positions, Mr. Stafford, II had served as a Board member since 1994 and as Chairman of the Board since 2010, and Mr. Mills had served as an officer of the subsidiary bank since 1998 and as its Chief Credit Officer since 2007. When Mr. Stafford, II, and Mr. Mills assumed their present positions in the third (3rd) quarter of 2013, the CRC set base compensation for each commensurate with the responsibilities of each position and their prior experience, but which also reflected their absence of prior experience in their new roles. With respect to Mr. Stafford, II, initial base compensation also reflected his agreement with the Board to spend the significant majority, but less than all, of his time in management of the Corporation, which allowed Mr. Stafford, II to remain a member of his firm and continue his law practice on a much reduced scale. Based on consideration of the above factors, and the relatively short time since assuming their present positions, the CRC did not adjust base compensation for the Chief Executive Officer or President in 2014. For the 2015 fiscal year, the CRC noted that Messrs. Stafford, II’s and Mills’ base salary was below the lowest end of the peer review data.  Accordingly, the CRC adopted a plan to increase their base salary over a period of three years, with each annual increase independently considered by the CRC at that time. Based on the aforesaid consideration, Mr. Stafford, II and Mr. Mills received a 40% increase in their respective base salaries for the 2015 fiscal year.  Mr. Brown received a 7% increase in his base salary to align his salary more closely with the peer group.  Mr. Pell received a 2% performance based increase in his base salary. Please see the Summary Compensation Table on page 19 for more information about the 2015 base salaries of named executive officers.

Discretionary Annual Incentive Compensation. For each named executive, the CRC may award incentive compensation based upon the previous year’s performance as evaluated by the CRC, CEO and the President (except the CEO and President do not participate in their own incentive determinations). Please see the Summary Compensation Table on page 19 for more information about annual incentive compensation awarded to named executive officers in 2015 based on 2014 performance.

In 2014, the Corporation’s budgetary, strategic and operational achievements were such that the CRC considered them sufficient to warrant payment in 2015 of a reasonable amount of discretionary annual incentive compensation to the named executive officers and other employees. The CRC, with input from management regarding budget and performance, chose to award incentive compensation to the named executive officers as set forth in the Summary Compensation Table on page 19. Such incentives were paid in the form of cash (75%) and restricted stock (25%). The CRC believes that paying some portion of incentive compensation in the form of stock is a best practice that serves to facilitate its goal of aligning the interest of the named executives with those of the shareholders by giving them a long-term stake in the Corporation’s success.

In December 2015, the CRC adopted an executive and board incentive compensation methodology which provides suggested amounts of annual incentive compensation, paid to named executives and other employees in the form of cash bonuses (75%) and restricted Corporation stock (25%). The methodology is partially based on certain evaluation criteria, including but not limited to Corporation performance compared to strategic objectives as measured by incentive compensation scorecards, Corporation performance compared to strategic objectives not measured by scorecards, and the overall financial and strategic performance of the Corporation. The methodology will be first employed to provide suggested awards in 2016 for 2015 performance. Scorecards are developed and/or reviewed on an annual basis by the CRC in conjunction with the Board of Directors’ review of the Corporation strategic plan. Financial measurements within the scorecard are calculated using audited financial information obtained from the Corporation’s filed Form 10-K. The scorecard methodology defines suggested maximum incentive compensation payout as a percentage of each executive’s base compensation within a defined return on average equity (“ROAE”) range. Equity compensation, incentive compensation, or other forms of compensation for executives are excluded from the incentive compensation calculation. No incentive compensation is awarded if annual ROAE is 6.50% or less. The scorecard methodology encompasses key performance indicators (“KPI”), which align with Corporation strategic plan objectives and annual financial budget. Each KPI is assigned a weighting. Some KPI’s vary over time (both as to identity and amount). The KPI’s under the current scorecard methodology include: Return on Average Assets (ROAA); Earnings Per Share (EPS); and Efficiency Ratio among others, and include a discretionary component. A performance objective, or target, is established for each KPI. Recognizing the difficulty in precisely defining the appropriate target, and to further discourage imprudent or excessive risk taking, a range of acceptable performance is defined representing the minimum level of performance and maximum level of performance relative to target that results in an incentive compensation payout for that KPI.

However, this methodology provides only a suggested incentive compensation amount based on general guidelines that the CRC may consider in its decision making process. Sole discretion as to the terms and conditions of any award, including whether or not to grant incentive compensation and in what amounts, remains with the Board, acting directly through the CRC. The CRC continues to oversee all aspects of the design, payment, and oversight of executive incentive compensation. Further, the Corporation’s Board of Directors retains authority to review and ratify all CRC action. The ultimate goal of the both the CRC and the Board in granting incentive compensation is to align the interests of participants with Company shareholders and encourage long-term strategic thinking and performance while at the same time discouraging imprudent, unreasonable or excessive risk taking.

Long-Term Retention and Equity Compensation. The CRC believes that long-term retention and equity compensation is an important component of the compensation program because it has the effect of retaining and motivating executives, aligning executives’ financial interests with the interests of stockholders, and rewarding the achievement of the Corporation’s long-term strategic goals. The CRC may grant either stock options or restricted stock awards to executive officers under the Corporation’s long-term retention and equity compensation methodology. Stock options provide executive officers with the opportunity to purchase and maintain an equity interest in the Corporation and to share in the appreciation of the value of our stock. When granting restricted stock, the CRC determines the applicable vesting schedule reflecting attainment of designated performance goals and/or other criteria specified in the award documents. The CRC may provide for the payment of any applicable dividends paid with respect to any shares of common stock subject to a restricted stock award during the period prior to lapse.

On February 28, 2012, the Board of Directors approved the First Community Bancshares, Inc. 2012 Omnibus Equity Compensation Plan (the “2012 Plan”), which in turn was approved by stockholders at the 2012 Annual Meeting. The Board of Directors effectively replaced all prior equity plans with this single plan that conforms to current best governance practices. As of the date of the mailing of this proxy, there have been eight (8) grants under the 2012 Plan to the named executive officers, none of which occurred in 2015.

The Corporation did not grant any long-term incentive equity compensation to the named executives in 2015. However, in 2014, the Corporation achieved a three-year average growth rate in core diluted earnings per share of not less than five percent (5%). Accordingly, a scheduled vesting of restricted stock awarded to named and other executive officers, as well as certain other employees under the First Community Bancshares, Inc. 2012 Omnibus Equity Compensation Plan, occurred on May 28, 2015, resulting in the vesting of 17.2% of the restricted stock awards previously granted. No additional stock awards under the 2012 Omnibus Equity Compensation Plan have been granted or are expected to vest, and no stock option awards were granted to named executive officers in 2015.

In December 2015, the CRC adopted an executive and board equity compensation methodology to bring additional consistency and objectivity to the design and award of equity compensation which will be used as a consideration in awarding such equity compensation beginning in 2016. Whether to award equity compensation, as well as the level and structure of any award remains the responsibility and in the sole discretion of the CRC, and the Board of Directors retains authority to review and ratify all CRC actions with respect to equity compensation. The Board of Directors believes that directors, executive officers and certain other key employees of the Company should own and hold a reasonable amount of FCBC common stock to further align their interests with the long-term interests of stockholders, further promote the Company’s commitment to sound corporate governance, and to specifically discourage imprudent, unreasonable or excessive risk taking. All officers and directors of the Company are encouraged to hold as many shares of the Company as possible given their individual situation. The equity compensation methodology is designed and administered to promote and assist directors, officers and other employees to achieve the aforesaid stock ownership objectives. The Board of Directors believes that equity compensation should be an integral and ongoing component of total compensation for Executives and Directors. The equity compensation methodology participants are Executives, Directors, and Employees. Under the methodology, any grant of stock to an executive or director is subject to a ratable three (3)-year vesting schedule and is further subjected to a five (5)-year holding period subsequent to vesting. Any grant of stock to other employees is in the form of incentive stock options with a three (3)-year cliff vesting schedule. Subsequent to vesting, the recipient has 10 years in which to exercise the option. Annual grants of equity compensation are contingent upon the Company obtaining a minimum three (3)-year rolling Return on Average Equity (ROAE) of 7.00%. Equity compensation will not be paid in a year in which the Company’s minimum three (3)-year ROAE is below 7.00%. It is anticipated that the aforesaid ROAE will be adjusted from time to time to reflect economic conditions, improving bank operating results, and adjustments to the Company’s strategic plan goals. The financial measurements utilized in the administration of the equity compensation methodology are calculated using audited financial information.

Considerations Used in Setting Base Compensation for 2015 and Annual Incentive Compensation for 2014 Performance

Each year, and on a continuing basis, the Corporation develops short and long-term objectives necessary for it to be successful. These objectives for the most part mirror the Corporation’s strategic plan and annual financial budget planning sessions, during which the Corporation’s performance and growth opportunities are analyzed and goals and objectives are established for the upcoming year(s). These objectives include both objective financial metrics and quantitative and qualitative strategic and operational goals. The CRC uses these objectives to evaluate the performance of the CEO and President. However, each financial metric or quantitative goal used by the CRC in this process is only one of many considerations. Resulting evaluations and any resulting incentive or other compensation is not exclusively formula-driven. The CRC, President and CEO believe this process focuses the Board, CRC, CEO, President and the entire management team on factors that create long-term stockholder value. The CRC discusses with the President and the CEO these factors as they relate to their respective compensation. The President and CEO do not participate in the final determination of their respective compensation.

In 2015, the CRC worked closely with the CEO and President to monitor base and incentive compensation of other named executives. The CRC’s goal is to achieve a balance of base compensation and incentives that both contributes to retention of a qualified management team and ensures that the Corporation remains competitive over the long term.

Each of the other named executives is a leader of an individual business or function of the Corporation. As part of the executive management team, they report directly to the President, who develops the objectives that each individual is expected to achieve, and against which their performance is assessed. These objectives are reviewed with the CRC and are also derived largely from the Corporation’s financial, budget and strategic planning processes. The President assesses each named executive’s individual performance against the objectives, the Corporation’s overall performance and the performance of the executive’s business or function. The President and CEO then report base compensation levels, including any adjustments, as well as proposed annual incentive compensation for each named executive to the CRC. The CRC then approves proposed annual incentive compensation and/or long-term retention and incentive equity compensation, if any, for the named executives, other members of the management team, and other employees. The named executives do not play a role in the determination of their compensation except for their discussion with the President, CEO and/or CRC regarding their individual performance against predetermined objectives.

Retirement Plans

The Corporation maintains an Employee Stock Ownership and 401(k) Plan for all employees, and a Supplemental Employee Retirement Plan, which we refer to as the SERP, for certain executive officers.

KSOP Plan. The Corporation offers a qualified defined contribution plan known as the “KSOP” to most of its employees, including the named executives. The KSOP Plan is administered by a Committee appointed by the Board of Directors of the Corporation.

WRAP Plan. In addition to the KSOP, the Corporation provides a non-qualified deferred compensation plan (discussed in more detail elsewhere in this proxy statement) referred to as the “WRAP” plan because the named executives, as well as certain other key executives, are unable to fully participate in the KSOP due to certain restrictions on their deferrals based upon annual testing limits imposed by the Internal Revenue Code. The WRAP plan allows highly compensated participants to defer a portion of their compensation that may not otherwise be deferred under the Corporation’s qualified plan. The WRAP plan is intended to promote retention of key executives by providing a long-term savings vehicle on a tax efficient basis.

SERP. The Corporation provides a defined retirement benefit to the named executives and certain other key executives pursuant to a supplemental executive retention plan (“SERP”). Each executive’s SERP is unfunded and designed to provide a benefit paid upon separation from service at or after age 62. The benefit is targeted at thirty-five percent (35%) of final compensation projected at an assumed three percent (3%) salary progression rate, and subject to an annual benefit limit of $80,000. Vesting is on a graded schedule as follows: twenty-five percent (25%) vesting after five (5) years of service; fifty percent (50%) vesting after ten (10) years of service; seventy-five percent (75%) vesting after fifteen (15) years of service; an additional five percent (5%) vesting for each year of service beyond fifteen (15) years, and full vesting after twenty (20) years of service and reaching age 62.

Why We Maintain the KSOP, WRAP and SERP

The Corporation is a product of an active mergers and acquisitions program and we have evolved and grown from a local community bank into a regional bank holding company over a period of years. The Corporation adopted an employee stock ownership plan in 1992, which evolved into a 401(k) benefit plan. Additionally, the limitations of our KSOP caused us to pursue other strategies designed to provide salary replacement programs for retirement planning for our executive officers. Recruitment of experienced executive officers also required more flexible benefit programs to offset career change disadvantages and to offer offsetting benefit programs. The CRC believes that the benefit plans offered are competitive with those provided by other banks with which we compete for executive talent.

Perquisites and Other Benefits

In addition to the annual and long-term compensation described above, named executive officers receive other benefits and items of compensation. Such benefits and other items of compensation include, among others: group life insurance, club dues, and automobile allowance. These benefits are provided to increase the availability of the executives to focus on the business of the enterprise. The costs associated with providing these benefits and other items of compensation for our named executive officers are reflected in the Summary Compensation Table on page 19. A chart disclosing the value of these additional items is found on page 20 entitled “All Other Compensation.”

Executive officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees. These plans include medical, dental, group life insurance and group disability programs, as well as health savings accounts for reimbursement of medical expenses. The CRC has chosen to disclose all perquisites provided to our named executive officers in the Summary Compensation Table on page 19 even if the perquisites fall below the disclosure thresholds under the SEC rules.

Deferred Compensation Opportunities

Another aspect of our executive compensation program is the First Community Bancshares, Inc., Deferred Compensation Plan, which we refer to as the WRAP and a separate Directors’ Deferred Compensation Plan. The WRAP (Executives) and the Deferred Compensation Plan (Directors) are voluntary, non-tax qualified, deferred compensation plans available to our directors and certain employees, which employees include all of the named executive officers, to enable them to save for retirement by deferring a portion of their base and/or annual incentive compensation or director fees. The Directors’ Deferred Compensation Plan does not require the Corporation to make matching contributions. The WRAP, which is intended to mirror the Company’s qualified KSOP can include a discretionary match that coincides with a match made to the KSOP to the extent any employee, including the named executive officers, cannot otherwise receive a match in the KSOP. Balances for participating employees and directors are deemed invested in investment vehicles permitted from time to time by the Board of Directors in advance and credits (or debits) for investment experience may be made from time to time based on individual fund elections similar to what participants in the KSOP are permitted to make. The CRC believes that these deferred plans are competitive with that provided by other banks with which we compete for executive and director talent. Please see the Nonqualified Deferred Compensation table on page 24 for additional information about the Deferred Compensation Plan for named executive officers.

Employment Contracts

The Corporation and its subsidiaries provide certain executive officers, including our named executive officers, with written employment contracts. There are no golden parachute type provisions, tax gross up provisions or other similar provisions contained in the contracts. See the section entitled “Potential Payments Upon Termination,” including the related tables, beginning on page 25 for an estimate of the benefits that the named executive officers would be entitled to receive pursuant to their respective employment agreements under various employment termination scenarios.

Subsequent to reorganization of the executive management team in 2013 and 2014, management and the CRC developed an improved, prototype executive employment agreement. Each of the Corporation’s key executives, including each of the named executives, has executed the new prototype agreement. The new agreements result in greater uniformity among the executive officers concerning the terms of their employment and treat the executive officers as a team. The execution and provisions of said agreements was previously reported on a Form 8-K.

The prototype agreement has an initial term of three (3) years, automatically extend for an additional year each January 1st unless the Corporation or the respective executive gives notice that the employment term will not be extended. Each provides for continuation of base salary for thirty-six (36) months, in the event of a change of control coupled with terminated employment either without “Cause” by the Corporation or by the executives for “Good Reason” (as defined in their respective agreements). The Corporation may terminate the employment of any executive at any time for “Cause” (as defined in the prototype agreement) without further obligation owed. If the Corporation terminates employment for any reason other than for “Cause” or the executive terminates his employment for “Good Reason” (as defined in the prototype agreement), the Corporation will generally be obligated to provide compensation and benefits specified in the agreement for the balance of the term of the agreement. Upon the termination of employment, the executive will be subject to non-competition and non-solicitation restrictions. If the executive dies while employed by the Corporation, the Corporation will pay his or her estate through the end of the month in which his death occurs. If their employment is terminated as a result of permanent disability as determined pursuant to the agreement, then the Corporation has the right to terminate employment before the end of the applicable term.

Tax Deductibility of Compensation

Under Section 162(m) of the Code, publicly held corporations generally may not take a tax deduction for compensation in excess of $1 million paid to any named executive officer during any fiscal year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the CRC has not adopted a policy requiring all compensation to be deductible. However, the CRC considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers. In 2015, none of our executive officers received compensation that the Corporation could not deduct by reason of Section 162(m).

Stock Ownership Guidelines

The Board of Directors believes that it is in the best interests of stockholders for executive officers and directors to own a significant amount of Common Stock of the Corporation. To that end, the Corporation has adopted the First Community Bancshares, Inc., Stock Ownership Policy. The policy encourages ownership of the Corporation’s Common stock by the directors and executive management in order to align the interests of the Corporation’s stockholders with the Corporation’s key decision makers. Although minimum stock ownership guidelines are set forth in the policy for certain executive officers and directors, all officers and directors of the Corporation are encouraged to hold as many shares of the Corporation as possible given their individual situation, ideally in excess of any applicable minimum guideline below.

Compensation and Retirement Committee Report

The CRC has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the CRC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s 2015 Annual Report on Form 10-K and the Corporation’s 2016 proxy statement. The following independent directors, who comprise the CRC, provide this report:

Richard S. Johnson (Chairman)

W.C. Blankenship, Jr.

I. Norris Kantor

2015 Summary Compensation Table

						Change in
						Pension
						Value and
						Non-
						qualified
						Deferred	All
						Compen-	Other
				Stock	Option	sation	Compen-
	Year	Salary	Bonus (1)	Awards (2)	Awards	Earnings (3)	sation (4)	Total (5)

William P. Stafford, II	2015	$280,010	$37,502	$12,503	$-	$51,189	$30,691	$411,895
Chief Executive Officer	2014	200,013	-	-	-	344,175	18,413	562,601
	2013	73,082	-	63,551	-	-	-	136,633

Gary R. Mills	2015	420,014	56,250	18,754	-	12,128	43,008	550,154
President	2014	300,000	-	-	-	10,655	28,699	339,354
	2013	230,192	32,300	91,028	-	9,354	31,203	394,077

David D. Brown	2015	240,011	42,188	14,070	-	10,357	30,313	336,939
Chief Financial Officer	2014	225,000	-	-	-	9,026	23,894	257,920
	2013	185,054	41,600	69,277	-	7,855	23,805	327,591

Martyn A. Pell	2015	260,000	47,813	15,940	-	12,862	36,883	373,498
President - First	2014	255,000	-	-	-	11,271	27,408	293,679
Community Bank	2013	199,326	33,000	77,169	-	26,125	10,531	346,151

E. Stephen Lilly	2015	252,000	18,900	6,302	-	58,315	44,476	379,993
Chief Operating Officer	2014	252,000	-	-	-	50,998	47,263	350,261
	2013	252,000	50,400	79,200	-	44,577	42,590	468,767

(1)	Bonus paid in 2015 for 2014 performance.
(2)

Stock awards granted in 2015 represent 25% of the named executive officer’s discretionary incentive compensation paid in restricted stock, which are subject to clawback. Such restriction will expire on March 13, 2017. The stock bonus amounts for 2015 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Shares of restricted stock granted in 2013 were made under the First Community Bancshares, Inc. 2012 Omnibus Equity Compensation Plan as approved by shareholders on April 24, 2012. Forty-eight and two-fifths percent (48.4%) of the restricted stock awards granted on May 28, 2013, and December 31, 2013, immediately vested upon the grant date. The remaining shares of restricted stock will equally vest over a three-year period. Additional vesting occurred on May 28, 2014. Vesting is based upon continued employment through the vesting date and the Corporation’s annual achievement of a three (3)-year average growth rate in core diluted earnings per share of not less than 5%. All restricted shares will immediately vest upon a change of control of the Corporation or the executive officer’s death, disability or retirement.

(3)

The amounts in this column represent the increase in the actuarial net present value of all future retirement benefits under the SERPs. The net present value of the retirement benefits used to calculate the net change in benefits was determined using the same assumptions used to determine our retirement obligations and expense for financial statement purposes. Additional information about our SERP is included on page 16. We have not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected in the table.

(4)	The amounts in this column are detailed on the following table entitled “2015 All Other Compensation.”
(5)

Salary and bonus amounts paid to the named executive officers as a percentage of total compensation are as follows for 2015: Mr. Stafford, II – eighty percent (80%); Mr. Mills – ninety-two percent (92%), Mr. Brown – eighty-eight percent (88%); Mr. Pell – eighty-seven percent (87%) and Mr. Lilly – seventy-three percent (73%).

2015 All Other Compensation and Benefits

The Corporation provides the named executives with other perquisites and personal benefits as shown in the “All Other Compensation” column of the “2015 Summary Compensation Table.” The Corporation and the CRC believe these are reasonable and consistent with its overall compensation program to better enable the Corporation to attract and retain superior employees for key positions. The CRC periodically reviews the levels of perquisites and other personal benefits provided to the named executives. The Corporation provides additional detail of those benefits in the tables below.

		Total
		Retirement
		Plan	Split Dollar	Executive
		Matching	Life	Life
Name of Individual	Year	Contribution	Insurance (1)	Insurance (2)	Perquisites (3)	Total

William P. Stafford, II	2015	$16,769	$-	$4,322	$9,600	$30,691
	2014	6,142	-	2,671	9,600	18,413

Gary R. Mills	2015	23,500	-	4,942	14,566	43,008
	2014	20,045	-	4,662	3,992	28,699
	2013	17,169	-	1,930	12,104	31,203

David D. Brown	2015	14,076	-	2,137	14,100	30,313
	2014	8,524	-	1,777	13,593	23,894
	2013	9,619	-	1,101	13,085	23,805

Martyn A. Pell	2015	21,192	-	2,236	13,455	36,883
	2014	13,710	-	2,036	11,662	27,408
	2013	-	-	931	9,600	10,531

E. Stephen Lilly	2015	20,928	464	8,984	14,100	44,476
	2014	24,960	444	8,266	13,593	47,263
	2013	23,061	418	6,026	13,085	42,590

(1)	Imputed income on Corporation funded premiums or split dollar plans.
(2)	Corporation funded premium on executive life program.
(3)	Perquisites consist of club dues, automobile allowance, and/or the value of personal use of a company autmobile.

Grants of Plan-Based Awards

The following table sets forth information concerning individual grants of stock awarded in fiscal year 2015 to the named executive officers.

	Grant	Estimated Future Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Date	Threshold (#)	Target (#)	Maximum (#)	Units (#) (1)	($/Sh)	Awards ($) (2)

William P. Stafford, II	03/13/15				742		$12,503

Gary R. Mills	03/13/15				1,113		18,754

David D. Brown	03/13/15				835		14,070

Martyn A. Pell	03/13/15				946		15,940

E. Stephen Lilly	03/13/15				374		6,302

(1) Awards are stock awards granted under the discretionary bonus plan for performance in 2014. The shares are fully vested.

(2) Amounts reflect the aggregate grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718. The fair value was calculated by multiplying the shares awarded by the grant date closing price of $16.85 on March 12, 2015.

Outstanding Equity Awards at December 31, 2015

The following table includes information on the current holdings of unexercised stock option and stock awards that have not yet vested by the named executive officers as of December 31, 2015. Each equity grant is shown separately for each named executive.

	Option Awards				Stock Awards
							Equity Incentive Plan Awards
	Number of Securities Underlying Unexercised Options (1)		Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Number of Unearned Shares, Units or Other Rights That Have Not	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
Name	Exercisable	Unexercisable	Price	Date	Vested	Vested	Vested	Vested

William P. Stafford, II (2)	9,785		$12.07	12/19/21	-	$-	-	$-

Gary R. Mills	233		13.94	02/05/35	-	$-	-	$-
	865		24.65	02/05/35
	3,025		29.15	02/05/35

David D. Brown	10,000		35.00	10/24/16	-	$-	-	$-

Martyn A. Pell	648		13.94	04/29/43	-	$-	-	$-
	864		24.65	04/29/43
	1,512		29.15	04/26/43

E. Stephen Lilly	7,551		19.80	06/26/25	-	$-	-	$-
	2,156		13.94	06/26/25
	7,550		24.65	06/26/25
	7,550		29.15	06/26/25

(1)	All options listed in the above table are vested.
(2)	Granted under the 2001 Directors Plan.

2015 Option Exercises and Stock Vested

The following table provides information for the named executive officers with respect to (1) stock option awards exercised during 2015, including the number of shares acquired upon exercise and the value realized at such time, and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized at such time, before the payment of any applicable withholding tax and brokerage commissions.

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise	Value Realized	Shares Acquired on Vesting	Value Realized (1)

William P. Stafford, II	-	$-	1,580	$26,707
Gary R. Mills	-	-	2,371	40,077
David D. Brown	-	-	1,805	30,511
Martyn A. Pell	-	-	2,016	34,077
E. Stephen Lilly	-	-	1,494	25,286

(1) Total value realized on vesting is equal to the number of shares acquired on vesting multiplied by the market price of the underlying securities on the vesting date of March 13, 2015 of ($16.85) and May 28, 2015 ($16.95).

2015 Pension Benefits

The table below sets forth the details on pension benefits for the named executives under the following plan:

The Corporation’s Executive SERP. The Corporation’s SERP is unfunded and not qualified for tax purposes. The values in the following table reflect the actuarial present value of the named executive officer’s accumulated benefit under the SERP, computed as of December 31, 2015. Refer to page 16 of this proxy statement for a more detailed discussion of the SERP and to Note 13 of the Consolidated Financial Statements in the Annual Report for the year ended December 31, 2015, for discussion of the methodologies and assumptions underlying the projected SERP benefits.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year

William P. Stafford, II (1)	SERP	22	$395,364	-
Gary R. Mills	SERP	17	86,427	-
David D. Brown	SERP	11	60,720	-
Martyn A. Pell	SERP	5	50,258	-
E. Stephen Lilly	SERP	18	413,805	-

(1) The number of years of credited service includes years of service as a director of the Corporation.

2015 Non-Qualified Deferred Compensation

Deferral of Salary.  The named executive officers, like any employee otherwise ineligible to fully participate in the KSOP, who meets the Internal Revenue Code definition of being “highly compensated,” have historically been eligible to elect to defer up to seventy-five percent (75%) of their compensation to the Corporation’s WRAP plan, in the same way that not highly compensated employees may defer to the KSOP.  Deferrals to the WRAP are invested as directed by each participant and are matched at the discretion of the Board of Directors in conjunction with and subject to limits established each year by the Board of Directors for elective deferrals to the KSOP.  Earnings on deferrals are based on the investment elections made by the individual WRAP participants and no guaranteed return is available to any of the Named Executive Officers participating in the WRAP.  On an annual basis, each WRAP participant is allowed to designate or modify the percentage of salary to defer to the WRAP in compliance with Internal Revenue Code Section 409A.  The table below provides detail regarding non-qualified deferred compensation of the named executive officers.  Balances previously deferred by the named executives to a second non-qualified plan, known as the “Deferred Compensation Plan,” which the Corporation amended and terminated on December 22, 2010, with said termination effective December 31, 2010, have been combined with the WRAP deferrals and reported in a single table below.  Distributions from the WRAP are only available post-termination or retirement and cannot be taken without a minimum of six (6) months’ separation from employment in compliance with Internal Revenue Code Section 409A.

Name	Executive Contributions in Last Fiscal Year (1)	Corporation Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
William P. Stafford, II	$32,708	$-	$(372)		$32,336
Gary R. Mills	18,388	6,000	15,377	-	138,972
David D. Brown	-	-	-	-	-
Martyn A. Pell	4,631	3,692	6	-	19,900
E. Stephen Lilly	-	2,728	21,966	-	186,615

(1)

The amounts reported under “Executive Contributions” are included in each named executive’s amount under the “Salary” column in the “2015 Summary Compensation Table.” The amounts reported under “Corporation Contributions” are included in each named executive’s amount under the “2015 All Other Compensation” column in the “2015 Summary Compensation Table.” The Corporation contributions reflected in the above table are reflective of amounts deferred by the executives in the prior plan year, but matched by the Corporation in the subsequent year.

(2)	The amounts reported under “Aggregate Earnings” are not included in each named executive’s amount under the “Salary” column in the “2015 Summary Compensation Table.”

Potential Payments Upon Termination

The information below describes the compensation that would become payable under existing plans and agreements based on the named executive officer’s actual termination of employment coupled with the assumption that the named executive officer’s employment had terminated on December 31, 2015, given the named executive’s compensation, years of service and a presumed age of 62.

These benefits are in addition to benefits generally available to other non-executive officers, who are salaried employees, such as distributions under the KSOP and disability insurance benefits. The Corporation has estimated the amounts of compensation payable to each named executive under a variety of termination circumstances, including: early retirement, involuntary termination not for “Cause,” termination for “Cause,” termination following a change of control and in the event of the death of the named executive.

Since a variety of factors might affect the nature and amount of any benefits payable upon the events discussed below, actual amounts may vary from what the Corporation has projected.

Regardless of the manner in which a named executive’s employment terminates, he or she may be entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	option or stock award grants made pursuant to the 1999 Plan, 2004 Plan, or 2012 Plan that vest through the most recently completed fiscal year;
•	amounts contributed under the KSOP and the Corporation’s non-qualified deferred compensation plans;
•	amounts accrued and vested through the Corporation’s SERP payable as benefits for the life of the named executive beginning at age 62; and
•	cash surrender value of life insurance payable.

In the event of an involuntary termination without “Cause” or termination by a named executive for “Good Reason” other than a change in control, the Corporation shall pay the named executive severance in the form of continuing to pay their base salary for the balance of the existing term of the existing employment agreement. In addition, the Corporation shall maintain and continue to provide health, dental, accident and disability insurance and certain other executive benefit plans, programs and arrangements until the earlier of (i) the expiration of the remaining term; (ii) the named executive commences full-time employment with another employer or commences self-employment where earnings are expected to be, on an annualized basis, 75% or more of the base salary as of the date of termination; or (iii) the date on which the Corporation determines that the named executive has violated any one of several specified sections of the agreement. Additional details regarding these agreements are set forth in the discussion beginning on page 17. As required by said employment agreements, any severance payments to a terminated named executive officer would be contingent on his execution of an agreed upon severance agreement and release, which along with severance payments, would outline restrictive covenants against competing against the Corporation and soliciting the Corporation’s employees and customers.

Payments Made Upon Retirement

In the event of the retirement of a named executive, in addition to the items identified above:

•	for options granted under the 1999 Plan, he will retain vested options for up to five (5) years after normal retirement at age 62 or later and ninety (90) days after early retirement;
•	for options granted under the 2004 Plan, he will retain vested options for the remainder of the outstanding ten-year term;
•	for options granted under the 2012 Plan, he will retain vested options for the period of up to three (3) months, or any statutorily required period; and
•	for restricted performance stock awards granted under the 2012 Plan, he will automatically vest fully in the maximum number of granted awards.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive, in addition to the benefit payments made upon termination or retirement, the named executive or his beneficiaries may receive benefits under the Corporation’s disability plan or executive life insurance plan, as appropriate, if enrolled. Currently, Mr. Lilly is the only named executive enrolled in the executive life insurance plan. If Mr. Lilly had died on December 31, 2015, his survivors would have received the projected amount of $416,343, from the proceeds of an individual split dollar life insurance policy, the premiums of which are included in the “2015 All Other Compensation” table on page 20. The estimated amounts payable to the beneficiaries are derived by reflecting a deduction for repayment to the Corporation of the cash surrender value of the split dollar life insurance policies and distribution of eighty percent (80%) of the face value of any remaining insurance proceeds to the respective beneficiaries and twenty percent (20%) to the Corporation.

Payments Made Upon a Change of Control

As previously stated, the Corporation has entered into employment agreements with each of the named executives, which agreements include change of control provisions. Under these provisions and subject to certain requirements and restrictions, if within three (3) years after a change of control, a named executive is separated from service either because of (i) non-renewal of the agreement by the Corporation, (ii) termination by the Corporation without cause, (iii) termination by the named executive for good reason (as defined therein), or (iv) termination by the named executive due to forced relocation, the named executive shall receive severance in the form of continued payment of his or her base salary and providing all other compensation benefits of a like kind and value as in effect at the time of the change of control, or on the date of termination, whichever is greater, for a period of thirty-six (36) months. Additional information relating to the terms of said employment agreements, including the change of control provisions, are set forth in the discussion beginning on page 17.

Potential Incremental Payments Table

The following table shows the potential incremental value transfer to each named executive under various termination scenarios. The table was prepared as though each named executive officer’s employment was terminated on December 31, 2015.

William P. Stafford, II	Salary & Benefits	Accel- eration/ Vesting of Options and Restricted Stock		Non- Qualified Deferred Comp(4)	SERP		Executive Life Ins (6)		Total
Early retirement	$-	$-		$32,336	$68,000	(1,5)	$-		$100,336
Retirement	-	15,631	(7)	32,336	80,000	(2,5)	-		127,967
Termination for "Cause"	-	-		32,336	-		-		32,336
Termination without "Cause"	573,644	-		32,336	68,000	(1,5)	-		673,980
Change in control termination	840,030	15,631		32,336	395,364	(4)	-		1,283,361
Disability	72,450	15,631		32,336	68,000	(1,5)	-		188,417
Death (3)	-	15,631		32,336	68,000	(1,5)	450,000	(4)	565,967

Gary R. Mills
Early retirement	-	-		138,972	38,282	(1,5)	8,351		185,605
Retirement	-	23,437	(7)	138,972	80,000	(2,5)	8,351		250,760
Termination for "Cause"	-	-		138,972	-		8,351		147,323
Termination without "Cause"	853,652	-		138,972	38,282	(1,5)	8,351		1,039,257
Change in control termination	1,260,042	23,437		138,972	86,427	(4)	8,351		1,517,229
Disability	106,971	23,437		138,972	38,282	(1,5)	8,351		316,013
Death (3)	-	23,437		138,972	38,282	(1,5)	750,000	(4)	950,691

David D. Brown
Early retirement	-	-		-	19,698	(1,5)	-		19,698
Retirement	-	18,090	(7)	-	80,000	(2,5)	-		98,090
Termination for "Cause"	-	-		-	-		-		-
Termination without "Cause"	493,646	-		-	19,698	(1,5)	-		513,344
Change in control termination	720,033	18,090		-	60,720	(4)	-		798,843
Disability	62,587	18,090		-	19,698	(1,5)	-		100,375
Death (3)	-	18,090		-	19,698	(1,5)	563,000	(4)	600,788

Martyn A. Pell
Early retirement	-	-		19,900	18,185	(1,5)	1,107		39,192
Retirement	-	19,915	(7)	19,900	80,000	(2,5)	1,107		120,922
Termination for "Cause"	-	-		19,900	-		1,107		21,007
Termination without "Cause"	533,624	-		19,900	18,185	(1,5)	1,107		572,816
Change in control termination	780,000	19,915		19,900	50,258	(4)	1,107		871,180
Disability	67,516	19,915		19,900	18,185	(1,5)	1,107		126,623
Death (3)	-	19,915		19,900	18,185	(1,5)	638,000	(4)	696,000

E. Stephen Lilly
Early retirement	-	-		186,615	49,749	(1,5)	23,334		259,698
Retirement	-	20,884	(7)	186,615	75,903	(2,5)	23,334		306,736
Termination for "Cause"	-	-		186,615	-		23,334		209,949
Termination without "Cause"	517,624	-		186,615	49,749	(1,5)	23,334		777,322
Change in control termination	756,000	20,884		186,615	413,805	(4)	23,334		1,400,638
Disability	65,543	20,884		186,615	49,749	(1,5)	23,334		346,125
Death (3)	-	20,884		186,615	49,749	(1,5)	630,000	(4)	887,248

(1)	Annual payment deferred to age 60.
(2)	Annual payment; presumed to be age 62 on December 31, 2015.
(3)	Payment to beneficiary upon death of named executive.
(4)	Presumes lump sum payout.
(5)

Represents an annuity payable over the life of the named executive at a reduced amount beginning at age 60, a larger amount beginning at age 62 or for ten (10) years certain to a named beneficiary in the event of death.

(6)	Other than the life insurance proceeds payable upon death, presumed at December 31, 2015.
(7)	Presumed to be age 62 on December 31, 2015.

DIRECTOR COMPENSATION

2015 Non-Management Directors’ Compensation

The compensation and benefit package for non-management directors is intended to fairly compensate directors for work required for the Corporation and to align the directors’ interests with the long-term interests of stockholders. The compensation package for the directors is simple, direct and easy to understand from a stockholder perspective. The table on the next page indicates that non-management directors’ compensation includes the following:

Base Compensation. During 2015, each quarter non-employee members of the Board of Directors received a cash retainer fee of $2,100 and a $700 stock retainer. No additional fee is paid to Directors of the Corporation who also serve on the Board of a subsidiary. Audit Committee members received a cash retainer fee of $1,500 per quarter, with the Chair receiving an additional $2,000 per quarter and the Financial Expert receiving an additional $1,250 per quarter. Members of the Governance and Nominating Committee receive a cash retainer fee of $500 per year. Members of the CRC receive a cash retainer fee of $750 per year, with the Chairman receiving an additional $500 per year. Non-management directors are reimbursed for travel or other expenses incurred for attendance at Board and committee meetings or other required travel for the benefit of the Corporation.

Deferral of Cash Compensation. Directors are permitted on an annual basis, prior to the beginning of each calendar year, to defer Board and committee cash fees to a non-qualified deferred compensation plan established solely for that purpose. Each director electing to defer fees is responsible for the investment of such deferrals and the Corporation does not provide either a preferential investment or interest rate for such deferred compensation. Each director who has deferred any such compensation has the ability to access such deferred compensation upon retirement from active Board service.

Incentive Compensation. For each Director, the CRC may award incentive compensation based upon the previous year’s performance. Based on 2014 performance, Directors were awarded incentive compensation in 2015 as is detailed in the “Director Compensation Table.”

As discussed in detail in the Compensation Discussion and Analysis, in December 2015, the CRC adopted an executive and board incentive compensation methodology which provides suggested amounts of annual incentive compensation for Directors in the form of restricted Corporation stock. This methodology will be first employed to provide suggested awards in 2016 based on 2015 performance. As with incentive compensation paid to executives, it is important to note that this methodology provides only a suggested incentive compensation amount based on general guidelines that the CRC may consider in its decision making process; sole discretion as to the terms and conditions of any award, including to pay or not pay incentive compensation and in what amounts, remains with the Board, acting directly or through the CRC. The CRC continues to oversee all aspects of the design, payment, and oversight of incentive compensation. Further, the Corporation’s Board of Directors retains authority to review and ratify all CRC action. The ultimate goal of the CRC and the Board in granting incentive compensation remains to align the interests of participants with Company shareholders and encourage long-term strategic thinking and performance while at the same time discouraging imprudent, unreasonable or excessive risk taking.

Restricted Stock Awards. Like the Corporation’s named executive officers, the directors participate in the 2012 Plan. No grants of restricted stock were made to the directors under the 2012 Plan in 2015.

Directors’ Supplemental Retirement Plan. The Corporation established a directors’ supplemental retirement plan (“Directors’ SERP”) for its non-management directors in 2001. In 2003, as part of its acquisition of The CommonWealth Bank, the Corporation assumed responsibility for administration of a similar plan for the benefit of deceased Director Hall and other former directors and officers of The CommonWealth Bank. These plans provide for a benefit upon retirement from Board service. On December 16, 2010, the Corporation amended the Directors’ SERP in order to remain in compliance with Internal Revenue Code Section 409A and to provide for certain changes in the benefit formula and various other provisions. The Directors’ SERP amendment substitutes a defined benefit in lieu of the previous indexed benefit. The amended Directors’ SERP provides for an annual retirement benefit of one hundred percent (100%) of the director’s highest consecutive three years’ average compensation. Benefits are payable at the later of (i) the age of 70 or (ii) separation from service to the Corporation, and continue for ten (10) years. Full vesting is attained upon completion of fifteen (15) years of service.

In connection with the Directors’ SERP, the Corporation has also entered into life insurance endorsement method split dollar agreements with certain directors covered under the Directors’ SERP. Under the agreements, the Corporation shares eighty percent (80%) of death benefits (after recovery of cash surrender value) with the designated beneficiaries of the directors under life insurance contracts referenced in the Directors’ SERP. The Corporation, as owner of the policies, retains a twenty percent (20%) interest in life insurance proceeds and a one hundred percent (100%) interest in the cash surrender value of the policies.

The Directors’ SERP also contains provisions for change of control, as defined, which allow the directors to retain benefits under the Directors’ SERP in the event of a termination of service, other than for “Cause,” during the twelve (12) months prior to a change in control or anytime thereafter, unless the director voluntarily terminates his or her service within ninety (90) days following the change in control.

Insurance. The Corporation provides indemnification and liability insurance for its directors and officers.

No Other Compensation. In 2015, non-management directors did not receive any other cash or equity compensation except as set forth above.

Director Compensation Table

The following table summarizes non-management director compensation, including compensation for director services at the bank subsidiary for 2015.

					Change in
					Pension Value
					and
	Fees			Non-Equity	Non-qualified
	Earned			Incentive	Deferred
	or Paid in	Stock	Option	Plan	Compensation	All Other
Name	Cash	Awards (1)	Awards	Compensation	Earnings (2)	Compensation	Total

W. C. Blankenship, Jr.	$38,850	$6,340	$-	$-	211,751	$-	$256,941
C. William Davis (3)	12,150	4,095					16,245
Samuel L. Elmore	25,100	6,189			-		31,289
Richard S. Johnson	25,450	6,020	-	-	-	-	31,470
I. Norris Kantor	24,250	6,020	-	-	(2,604)	-	27,666
M. Adam Sarver (3)	13,483	2,461					15,944
William P. Stafford	17,350	5,700	-	-	(1,616)	-	21,434

(1) The value represents the grant date fair value of stock awarded as part of the incentive awards.

(2) The amounts reported represent the difference between the present value of accrued benefits of the director's SERP at the end of 2015 and 2014.

(3) Added to the board effective August 25, 2015. Includes fees earned at the Bank level for the entire year and Parent fees since appointment to the Board.

OWNERSHIP AND RELATED PERSON TRANSACTIONS

Information on Stock Ownership

The following table includes the stock-based holdings at December 31, 2015, of significant stockholders having beneficial ownership greater than five percent (5%), the directors and the named executives, and the directors and executive officers as a group.

Name and Address of Beneficial Owner or Number of Persons in Group	Amount and Nature of Beneficial Ownership as of December 31, 2015	Percent of Common Stock

Richard G. Preservati (1)	1,500,775	8.29%
P.O. Box 1003, Princeton, WV 24740

The H. P. & Anne S. Hunnicutt Foundation (2) (3)	1,222,100	6.75%
P.O. Box 309, Princeton, WV 24740

BlackRock (4)	1,089,508	6.02%
40 East 52nd Street, New York, NY 10022

The Corporation's Directors and Named Executive Officers:
W. C. Blankenship, Jr. (5)	32,614	*
David D. Brown (6)	18,597	*
C. William Davis (7)	13,620	*
Samuel L. Elmore (8)	10,536	*
Richard S. Johnson (9)	42,134	*
I. Norris Kantor (10)	39,034	*
E. Stephen Lilly (11)	46,977	*
Gary R. Mills (12)	23,023	*
Martyn A. Pell (13)	13,310	*
M. Adam Sarver (14)	146,571	*
William P. Stafford (15)	279,372	1.54%
William P. Stafford, II (16)	186,479	1.03%

All Directors and Executive Officers as a Group	877,926	4.91%

*	Represents less than one percent (1%) of the outstanding shares.

(1)	Number of shares are as of Form 13G filing with SEC as of March 6, 2015.
(2)	Number of shares are as of Form 13G filing with SEC as of December 31, 2012.
(3)	The H. P. and Anne S. Hunnicutt Foundation (“Foundation”) is a charitable, tax-exempt, private Foundation. No director or officer holds beneficial ownership of the shares held by the Foundation.
(4)	Number of shares are as of Form 13G filing with SEC as of December 31, 2015.
(5)

Includes 25,467 shares held jointly by Mr. Blankenship and his wife, 350 shares held jointly by Mr. Blankenship and his brother, and 4,907 shares issuable upon exercise of currently exercisable options granted under the 2004 Plan. 14,784 of the shares listed have been pledged as security by Mr. Blankenship.

(6)

Includes 1,910 shares allocated to Mr. Brown’s KSOP account and 10,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Plan. 1,500 of the shares listed have been pledged as security by Mr. Brown.

(7)	Includes 4,907 shares issuable upon exercise of currently exercisable options granted under the 2004 Plan.
(8)	Includes 4,907 shares issuable upon exercise of currently exercisable options granted under the 2004 Plan and 2,595 shares granted under the 1999 Plan.
(9)	Includes 24,550 shares held jointly by Mr. Johnson and his wife and 15,835 shares issuable upon exercise of currently exercisable options granted under the 2001 Directors’ Plan.
(10)	Includes 9,785 shares issuable upon exercise of currently exercisable options granted under the 2001 Directors’ Plan.
(11)

Includes 6,324 shares allocated to Mr. Lilly’s KSOP account and 24,807 shares issuable upon exercise of currently exercisable options granted under the 1999 Plan. 3,129 of the shares listed have been pledged as security by Mr. Lilly.

(12)

Includes 5,332 shares allocated to Mr. Mills’ KSOP account, 1 share held jointly by Mr. Mills and his wife, and 4,123 shares issuable upon exercise of currently exercisable options granted under the 1999 Plan.

(13)

Includes 3,051 shares allocated to Mr. Pell’s KSOP account and 3,024 shares issuable upon exercise of currently exercisable options granted under the 1999 Plan. 749 of the shares listed have been pledged as security by Mr. Pell.

(14)	Includes 872 shares held by Mr. Sarver’s wife and a fifty percent (50%) ownership of Longview Properties, LLC.
(15)

Includes 247,058 shares held by Stafford Farms LLC as to which Mr. Stafford is deemed to share beneficial ownership and 9,785 shares issuable upon exercise of currently exercisable options granted under the 2001 Directors’ Plan.

(16)	Includes 9,785 shares issuable upon exercise of currently exercisable options granted under the 2001 Directors’ Plan.

Related Person/Party Transactions

Review and Approval of Related Person/Party Transactions. The Corporation reviews relationships and transactions in which the Corporation and its directors, executive officers, their immediate family members, or their related entities participate. The Corporation’s in-house counsel is primarily responsible for developing and implementing processes and controls to obtain such information and for determining whether a related person or party has a direct or indirect material interest in a transaction that requires approval of such transaction by the Governance and Nominating Committee and/or disclosure of such transaction in the annual proxy statement. Procedures used for reviewing and assessing this process are documented in writing.

Part of this process includes each director and executive officer responding to an annual proxy statement questionnaire designed to obtain such information. When it is determined that a related person or party transaction may have occurred, or when the Corporation desires to enter into a related person or party transaction, the transaction is scrutinized to determine whether such transaction is material. If material, such transaction is examined by the Governance and Nominating Committee, which may approve or ratify the transaction, and, if required by SEC rules, disclose the transaction in the annual proxy statement.

All related person or party transactions, regardless of amount, are reviewed on a quarterly basis by the Governance and Nominating Committee. In-house counsel may also review such transactions with outside counsel having specific expertise in SEC matters to determine whether the transaction must be disclosed in the annual proxy statement. All related person transactions since January 1, 2015, required to be reported in this proxy statement, were approved by the Governance and Nominating Committee.

Description of Related Person Transactions. As expected, the Corporation’s subsidiary bank has, from time-to-time, accepted deposits from and made loans to related persons and parties. All such loans and deposits were made: (i) in the ordinary course of business; (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-related persons or parties; and (iii) did not involve more risk of collectability than comparable transactions with other non-related persons or parties. All loans made to directors and executive officers are in compliance with federal banking regulations and thereby exempt from insider loan prohibitions as set forth in the Sarbanes-Oxley Act of 2002.

During 2015, the Corporation did not enter into any transaction with a related person or party meeting the threshold for disclosure in this proxy statement under the relevant SEC rules. During 2015, the Corporation did not enter into any current transaction with a related person or party in which the amount of the transaction exceeded $120,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and applicable SEC regulations require the Corporation’s directors, executive officers, and persons who beneficially own more than ten percent (10%) of Common Stock of the Corporation to file initial reports of ownership and reports of changes in ownership of Common Stock with the SEC. As a practical matter, the Corporation assists all directors and officers by monitoring and completing and filing Section 16 reports on their behalf. Based solely upon the review of Forms 3, 4 and 5, and amendments thereto filed in accordance with the instructions and information provided to the Corporation by its officers and directors, the Corporation believes that all Section 16(a) filings applicable to its directors, executive officers and persons who beneficially own more than ten percent (10%) of the Common Stock were properly and timely completed during fiscal year 2015, except for Director Sarver with respect to an amended Form 3, which was filed due to an error regarding the number of shares reported for a family member.

Report of the Audit Committee

The Audit Committee reviews the Corporation’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for establishing and maintaining adequate internal financial controls, for preparing financial statements and for public reporting processes. Dixon Hughes Goodman LLP (“Dixon Hughes”), the Corporation’s independent registered public accounting firm for 2015, is responsible for expressing opinions on the conformity of the Corporation’s financial statements with generally accepted accounting principles and on the Corporation’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and Dixon Hughes the audited financial statements for the year ended December 31, 2015, and Dixon Hughes’ evaluation of the Corporation’s internal control over financial reporting as of that date. The Audit Committee regularly communicates with Dixon Hughes regarding the matters that are required to be discussed by Public Company Accounting Oversight Board (PCAOB) Standards No. 19 Communications with Audit Committees as well as other relevant standards. Dixon Hughes has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Dixon Hughes that firm’s independence. The Audit Committee has concluded that Dixon Hughes’ provision of audit and non-audit services to the Corporation and its affiliates is compatible with Dixon Hughes’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements for the year ended December 31, 2015, be included in the Annual Report on Form 10-K for 2015 for filing with the SEC.

This report is provided by the following independent directors, who comprise the Audit Committee:

W.C. Blankenship, Jr. (Chairman)

Michael Adam Sarver

Richard S. Johnson

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors annually considers the selection of the Company’s independent registered public accounting firm.  From time to time, this consideration is supported by competitive bids solicited from several reputable firms, which allows the Audit Committee to rigorously evaluate the qualifications and relevant experience of each firm and to ensure the fair pricing of services provided.  In 2015, the Committee’s consideration included the solicitation and review of competitive bids from several firms.

As a result of this process, the Audit Committee has reappointed Dixon Hughes Goodman, LLP (“Dixon Hughes”) as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2015. In making this appointment, the Audit Committee considered whether the audit and non-audit services Dixon Hughes will provide are compatible with maintaining the independence of the Company’s outside auditors.

The Audit Committee has adopted a policy that sets forth the manner in which the Audit Committee will review and approve all services to be provided by Dixon Hughes before the firm is retained. The Audit Committee pre-approves all audit and permitted non-audit services to be performed for the Company by its independent public accountants. The chairperson of the Audit Committee may represent the entire committee for the purposes of pre-approving permitted non-audit services. The Audit Committee does not consider the provision of the permitted non-audit services to be incompatible with maintaining the independent public accountant’s independence.

The aggregate fees paid to Dixon Hughes in 2015 and 2014 for these services were:

	2015	2014

Audit fees	$382,667	$419,887
Audit related fees	1,500	1,500
All other fees	-	-
Tax fees	71,835	82,755

In the above table, in accordance with SEC rules, “Audit fees” are fees paid by the Corporation to Dixon Hughes for audit of the Corporation’s financial statements included in the Annual Report on Form 10-K, for review of financial statements included in the Quarterly Reports on Form 10-Q, for audit of the Corporation’s internal controls over financial reporting, and for services typically provided by the auditor in connection with statutory and regulatory filings. “Audit related fees,” the amount of which was preapproved by the Audit Committee, include merger and acquisition due diligence and audit services (if any), but do not include employee benefit plans which are audited by another public accounting firm. “Tax fees” which were preapproved by the Audit Committee, include fees paid for the completion of the Corporation’s 2014 federal and state income tax returns, 2015 federal and state income tax returns, amendment of the 2011 federal and state income tax returns, 2015 quarterly tax estimates, and miscellaneous tax research required for the completion of these services.

The Audit Committee restricts the hiring of any Dixon Hughes partner, director, manager, staff person, advising member of the department of professional practice, reviewing partner, reviewing tax professional or any other person having responsibility for providing audit assurance on any aspect of Dixon Hughes’ certification of the Corporation’s financial statements. The Audit Committee also requires Dixon Hughes to rotate its key partners assigned to the Corporation’s audit at least every five (5) years.

PROPOSAL 2: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the Corporation’s stockholders, the Audit Committee has selected Dixon Hughes as the independent registered public accounting firm to perform the audit of the consolidated financial statements of the Corporation and its subsidiaries, as well as the Corporation’s internal control over financial reporting for the fiscal year ending December 31, 2016.  Dixon Hughes has audited the financial statements of the Corporation and its subsidiaries since 2006.  Dixon Hughes is an independent registered public accounting firm.

Representatives of Dixon Hughes will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so.  Such representatives of the firm will be available to respond to appropriate stockholder inquiries at the Annual Meeting.

The Corporation is asking stockholders to ratify the selection of Dixon Hughes Goodman LLP as its independent registered public accounting firm. Although ratification is not required by the Corporation’s bylaws or otherwise, the Board is submitting the selection of Dixon Hughes to stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider selecting another registered public accounting firm. If the stockholders ratify the Audit Committee’s selection, the Audit Committee may still select a different registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Corporation and stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DIXON HUGHES GOODMAN AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, stockholder proposals, submitted in accordance with SEC’s Rule 14a-8, must be received at the Corporation’s principal executive office by November 23, 2016. Proposals must be addressed to Secretary, First Community Bancshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989.

Other Stockholder Proposals and Stockholder Nominations for Directors for Presentation at Next Year’s Annual Meeting

The Corporation’s amended and restated bylaws require that any stockholder proposal that is not submitted for inclusion in the next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2017 Annual Meeting, and any stockholder nominations for directors, must be received at the Corporation’s principal executive office not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the 2016 Annual Meeting. As a result, proposals, including director nominations, submitted pursuant to these provisions of the bylaws, must be received no sooner than January 26, 2017, and no later than February 26, 2017. Proposals must be addressed to Secretary, First Community Bancshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989, and include the information set forth in those bylaws, which are posted on the Corporation’s website. Shareholder nominations for directors may be made only if such nominations are made in accordance with the procedures set forth in Section 2.3 of the Corporation’s amended and restated bylaws. SEC rules permit management to vote proxies in management’s discretion in certain cases if the stockholder does not comply with this deadline, and in certain other cases regardless of the stockholder’s compliance with this deadline. Other than proposals properly omitted from this proxy statement pursuant to SEC rules and other matters discussed in this proxy statement, the Board of Directors has not received timely notice of any other matter that may come before the Annual Meeting.

Solicitation of Proxies

Proxies may be solicited on behalf of the Board of Directors by mail, telephone, other electronic means, or in person. Copies of proxy materials and the 2015 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from the beneficial owners, and the Corporation will reimburse such record holders for their reasonable expenses.

Stockholders Requests for Copies of 2015 Annual Report and Proxy Materials

Upon written request, the Corporation will provide, without charge, to stockholders of record and beneficial owners as of close of business on March 1, 2016, a copy of this proxy statement and the 2015 Annual Report. Any written request for a copy of this proxy statement or the 2015 Annual Report must be mailed to Secretary, First Community Bancshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989.

Delivery of Documents to Stockholders Sharing Same Address (Householding)

To reduce the expenses of delivering duplicate proxy materials to its stockholders, the Corporation may deliver only one proxy statement and Annual Report to multiple stockholders who share an address unless the Corporation receives contrary instructions from any stockholders at that address. If you are the beneficial owner, but not the record holder, of shares of the Corporation’s stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and 2015 Annual Report to multiple stockholders at the same address, unless that nominee has received contrary instructions from one or more of the stockholders. The Corporation will deliver, upon request, a separate copy of this proxy statement and 2015 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder desiring to receive a separate copy of the proxy statement and Annual Report, now or in the future, should submit this request to Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Also, stockholders sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to, in the case of beneficial owners, contact their broker, bank or other nominee or, in the case of record owners, contact Broadridge (using the above contact information) to request that only a single copy of each document be mailed to all stockholders at the same address in the future.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and the 2015 Annual Report may be viewed online at www.fcbinc.com. If you are a stockholder of record, you can elect to access future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote on the Internet or by telephone. If you choose electronic access, you will receive a proxy form in mid to late March providing the website address for access. Your choice will remain in effect until you notify the Corporation by mail that you wish to resume delivery of paper copies of annual reports and proxies by mail. If your stock is held for you by a bank, broker or another holder of record, please refer to the information provided by that entity holding the stock on your behalf for instructions on how to elect the paper option.

First Community Bancshares, Inc. Annual Meeting of Stockholders

2:00 p.m. Eastern Daylight Time, April 26, 2016

Corporate Center

29 College Drive

Bluefield, Virginia 24605

Information about Advance Registration for Attending the Meeting

Attendance at the Annual Meeting is limited to the Corporation’s stockholders, members of their immediate family or their named representative. Upon arrival at the Annual Meeting, stockholders, members of their immediate family or their named representative will be asked to present appropriate identification to enter. The Corporation reserves the right to limit the number of representatives who may attend the meeting.

•	If you hold your shares directly with the Corporation and you plan to attend the Annual Meeting, you are not required to follow any additional instructions.
•	If your shares are held for you by a bank, broker or other institution and you wish to attend the Annual Meeting, please send a meeting registration request containing the information listed below to:

First Community Bancshares, Inc.

P. O. Box 989

Bluefield, Virginia 24605-0989

Please include the following information:

•	Your name and complete mailing address;
•	The name(s) of any family members who will accompany you;
•	If you wish to name a representative to attend the meeting on your behalf, the name, address and telephone number of that individual; and
•	Proof that you own Corporation shares such as a letter from your bank or broker or photocopy of your bank or brokerage account statement.

If you have any questions regarding admission to the Annual Meeting, please call Stockholder Services at (800) 425-0839.

Voting in Person at the Meeting

The Corporation encourages stockholders to submit proxies in advance of the Annual Meeting by telephone, Internet or mail. Alternatively, stockholders may also vote in person at the meeting or may execute a proxy to vote for them at the meeting. If your shares are held for you by a broker, bank or other institution, you must obtain a proxy from that institution and bring it with you to the meeting to deliver with your ballot in order to be able to vote your shares at the Annual Meeting.

First Community Bancshares, Inc.

P.O. BOX 989
BLUEFIELD, VA 24605-0989

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on April 25, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on April 25, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E05224-P73984

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIRST COMMUNITY BANCSHARES, INC.

The Board of Directors recommends you vote FOR Proposals 1 and 2:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Samuel L. Elmore
02) Richard S. Johnson

	For	Against	Abstain
2. The ratification of Dixon Hughes Goodman LLP as independent registered public accountants.	☐	☐	☐

The shares represented by the proxy, when properly executed, will be voted in the manner directed by the undersigned. **If no direction is made, this proxy will be voted FOR Proposals 1 and 2.**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on April 26, 2016:
The Notice, Proxy Statement, Annual Report and Form of Proxy Card are available without charge at www.proxyvote.com.

E05225-P73984

FIRST COMMUNITY BANCSHARES, INC.
This revocable proxy is solicited on behalf of the Board of Directors
Annual Meeting of Stockholders
April 26, 2016
2:00 p.m., Eastern Daylight Time

The undersigned appoints Samuel G. Hill and Jeffery L. Farmer, or either of them, proxies to vote all shares of common stock ("Common Stock") of First Community Bancshares, Inc. ("FCBI") which the undersigned is entitled to vote at the annual meeting (the "Annual Meeting") of stockholders of FCBI, to be held on April 26, 2016 at 2:00 p.m., Eastern Daylight Time at First Community Bancshares Corporate Headquarters, 29 College Drive, Bluefield, Virginia or at any adjournment thereof, or on the matter as set forth in the proxy statement for the Annual Meeting and on all matters properly presented at the Annual Meeting.

This instruction and proxy card is also solicited by the Board of Directors of FCBI for persons who participate in the FCBI Employee Stock Ownership and Savings Plan ("Plan"). By signing this instruction and proxy card, or by phone or Internet, the undersigned hereby instructs First Community Bank, the trustee of the Plan, to exercise the voting rights relating to any shares of Common Stock allocable to his or her account(s) as of the close of business on March 1, 2016.

The trustee will tabulate the votes received from all Plan participants by April 22, 2016, and shall vote the shares of Common Stock as directed. **In the event any participant in the Plan does not provide voting directions, the trustee of the Plan shall vote the participant's shares of Common Stock as the trustee, in its sole discretion, shall deem appropriate.**

Proxies will be voted as directed. In the absence of specific direction, signed proxies will be voted in accordance with the recommendations of the Board of Directors of FCBI and in the discretion of the proxy holders upon such other matters as may properly come before the Annual Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE